Exhibit 10.16

LEASE AGREEMENT

BY AND BETWEEN

IQHQ-4 CORPORATE, LLC,
a Delaware limited liability company,

AS LANDLORD,

AND

GENERATE BIOMEDICINES, INC.
a Delaware corporation,

AS TENANT

INNOVATION PARK, 4 CORPORATE DRIVE, ANDOVER, MA

(i)

EXHIBIT “A”	PREMISES
EXHIBIT “B”	RULES AND REGULATIONS
EXHIBIT “C”	NOTICE OF TERM DATES AND TENANT’S PROPORTIONATE SHARE
EXHIBIT “D”	WORK LETTER
EXHIBIT “E”	LETTER OF CREDIT
EXHIBIT “F”	ENVIRONMENTAL QUESTIONNAIRE
EXHIBIT “G”	GREEN CLEANING & PEST CONTROL
EXHIBIT “H”	TENANT SUSTAINABLE DESIGN & CONSTRUCTION GUIDELINES
EXHIBIT “I”	INITIAL EQUIPMENT

(ii)

INDEX

Page(s)

Acid Neutralization Tank	20
actual knowledge	44
Additional Equipment	45
Additional Rent	3
Affiliate	31
Alterations	15
Amenities	24
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Base, Shell and Core	Exhibit D
Basic Rental	1
Brokers	2
Building Generator and UPS System	19
Building Systems	13
Cash Security	8
Claims	26
Clean-up	43
Closure Letter	43
Code	Exhibit D
Commencement Date	1
Comparable Buildings	24
Confidential Information	50
Construction Drawings	Exhibit D
Construction Schedule	Exhibit D
Contractor	Exhibit D
Control	31
Cosmetic Alterations	15
Cost Proposal	Exhibit D
Cost Proposal Delivery Date	Exhibit D
Direct Costs	3, 4
Dispute Notice	7
Early Termination Date	52
Early Termination Option	52
Election Amount	35
Engineers	Exhibit D
Environmental Assessment	42
Environmental Laws	41
Environmental Questionnaire	41
Environmental Report	43
Estimate	6
Estimate Statement	6
Event of Default	34
Existing Supplemental Units	16
Exit Survey	45
Expiration Date	1
facility	40
Final Plans	13
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
Flagship Pioneering Portfolio Company	32
Force Majeure	39
FPI	32
Future IQHQ Lease	52
GAAP	51
GLSD	12
GLSD Permit	12

(iii)

Hazardous Material	40
Hazardous Materials Claims	42
HVAC System	18
Improvement Allowance	Exhibit D
Improvement Allowance Items	Exhibit D
Improvements	13, Exhibit D
Initial Equipment	45
IQHQ Affiliate	52
Lab Space	45
Laboratory Reusable Installations	45
Landlord	1
Landlord Coordination Fee	Exhibit D
Landlord Parties	12, 25
Landlord’s Hazardous Materials	44
Landlord’s Representatives	Exhibit D
Laws	11
Lease	1
Lease Year	1
LEED	4, 11
Letter of Credit	7
Net Worth	31
Non-Removal Equipment	45
Normal Business Hours	18
Operating Costs	4
operator	40
Original Tenant	52
Over-Allowance Amount	Exhibit D
owner	40
Parking Passes	2
Partnership Tenant	49
Permits	Exhibit D
Permitted Capital Expenditures	4
Permitted Transfer	31
Permitted Use	2
Premises	1
Preventative Maintenance Records	14
Project	1
Real Property	3
Release	40
Released	40
Releases	40
Removal Equipment	45
Rent	3
Review Notice	6
Review Period	6
Rules and Regulations	47
SEC	50
Security Deposit	2
Service Contracts	14
Service Interruption	21
Shuttle Service	20
SNDA	33
Specialized Systems	14
Specialty Improvement	16
Square Footage	1
Statement	6
Substantial Completion	Exhibit D
Successor Entity	31
Tank Costs	20
Tax Costs	3

(iv)

Tenant	1
Tenant Change Request	Exhibit D
Tenant Delays	Exhibit D
Tenant Generators	17
Tenant Improvements	12
Tenant Insured Property	27
Tenant Parties	26
Tenant Supplemental Units	16
Tenant’s Early Termination Notice	52
Tenant’s Proportionate Share	1
Tenant’s Signage	53
Term	1
Transfer	30
Transfer Premium	30
Transferee	30
Underlying Documents	4
Utility Bill Notice	51
Utility Bills	51
Utility Providers	51

(v)

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made and entered into as of October 29, 2021, by and between IQHQ-4 CORPORATE, LLC, a Delaware limited liability company (“Landlord”), and GENERATE BIOMEDICINES, INC., a Delaware corporation (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as: a entirety of the North Building, Pod 1 (the “Pod 1 Building”) containing approximately 74,537 rentable square feet, all as designated on the plan attached hereto and incorporated herein as Exhibit “A” (“Premises”), (the Pod 1 Building, together with the South Building containing Pods 3, 4 and 5, collectively the “Buildings”), (the Buildings together with the “Common Areas” (defined below) and the land upon which the same are located, and now known as Innovation Park, 4 Corporate Drive, Andover, Massachusetts, together with all other buildings and improvements thereon and thereunder are collectively referred to as the “Project”) for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1
BASIC LEASE PROVISIONS

A.	Term:	Approximately five (5) years.

	Commencement Date:	The earlier of (i) the date Tenant first commences to conduct business in the Premises, or (ii) November 1, 2021.

	Expiration Date:	The last day of the fifth (5th) Lease Year, unless extended or earlier terminated pursuant to this Lease.

B.	Square Footage:	74,537 rentable square feet.

C.	Basic Rental:

Lease Year	Annual Basic Rental	Monthly Basic Rental	Monthly Basic Rental Per Rentable Square Foot

1st Lease Year	$3,354,165.00	$279,513.75	$45.00
2nd Lease Year	$3,454,789.95	$287,889.16	$46.35
3rd Lease Year	$3,558,396.38	$296,533.03	$47.74
4th Lease Year	$3,664,984.29	$305,415.36	$49.17
5th Lease Year	$3,775,299.05	$314,608.25	$50.65

D.	Lease Year:

Shall mean each consecutive twelve (12) month period beginning on the Commencement Date or an anniversary of the Commencement Date, provided, however, that if the Commencement Date does not fall on the first day of a calendar month, then the first Lease Year shall begin on the Commencement Date and end on the last day of the month containing the first anniversary of the Commencement Date, and each succeeding Lease Year shall begin on the day following the expiration of the prior Lease Year.

E.	Tenant’s Proportionate Share:	34.92% (74,537rsf/213,460rsf), provided, however, Tenant’s Proportionate Share of the Direct Costs for the Pod 1 Building and for the Tank Costs is 100%.

F.	Security Deposit:

A security deposit of $838,541.25 in the form of a letter of credit shall be due and payable by Tenant to Landlord not later than ten (10) business days following the execution and delivery of this Lease by Tenant and to be held pursuant to the terms and conditions of Section 4 hereof.

G.	Permitted Use:

General and administrative office use and, subject to Tenant’s receipt of any applicable permits and approvals, research and development and laboratory use; provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) the Rules and Regulations as that term is defined in Section 30(h) of this Lease, (B) all applicable laws, statutes, ordinances, governmental regulations and requirements, (C) all applicable zoning, building codes and the Underlying Documents as that term is defined in Section 3(c)(ii) of this Lease, and (D) the character of the Project as a first-class office and life sciences project.

H.	Brokers:	Newmark & Company Real Estate, Inc. and Colliers International

I.	Parking Passes:	Tenant shall have the right to use ninety (90) of the parking spaces at the Project, upon the terms and conditions provided in Article 23 hereof.

ARTICLE 2
TERM/PREMISES

The Term of this Lease shall commence on the Commencement Date as set forth in Section 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Section 1.A. of the Basic Lease Provisions. Tenant acknowledges and agrees that the Premises is vacant and in acceptable delivery condition and Tenant shall have the right to access and occupy the Premises from and after November 1, 2021. Landlord and Tenant hereby stipulate that the Premises contains the number of square feet specified in Section 1.B. of the Basic Lease Provisions, except that the rentable and usable square feet of the Premises and the Project are subject to verification from time to time by Landlord’s architect/space planner. Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall constitute acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

Tenant shall have the non-exclusive right, as appurtenant to the Premises, to use, in common with the others entitled to such use, the Common Areas as they from time to time exist, subject to the rights, powers and privileges herein reserved to Landlord. The term “Common Areas” as used herein will include all areas and facilities that are provided and designated by Landlord for general non-exclusive use and convenience of Tenant and other tenants at the Property. Common Areas include but are not limited to the pedestrian sidewalks, landscaped areas, loading docks and loading areas, roadways, parking areas and rights of way, common lavatories, boiler room, sprinkler rooms, elevator rooms, mechanical rooms, loading and receiving areas, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures and equipment serving exclusively or in common with other parts of the Building. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Property and the Common Areas, provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises.

ARTICLE 3
RENTAL

(a) Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord’s office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the monthly and annual sums as set forth in Section 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction, and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first (1st) day or last day of a calendar month, the rent for such month shall be prorated. If the Commencement Date is not the first day of a month, Basic Rental for the partial month commencing as of the Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Commencement Date.

(b) Increase in Direct Costs. Tenant shall pay an additional sum for each calendar year equal to the product of the percentage set forth in Section 1.E. of the Basic Lease Provisions as Tenant’s Proportionate Share multiplied by the amount of “Direct Costs” (as hereinafter defined) for such year. In the event either the Premises and/or the Project is expanded or reduced, then Tenant’s Proportionate Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, Tenant’s Proportionate Share for such calendar year shall be determined on the basis of the number of days during that particular calendar year that such Tenant’s Proportionate Share was in effect. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty five (365). Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments. Basic Rental and Additional Rent may be referred to collectively in this Lease as “Rent.” Any and all amounts due and payable by Tenant to Landlord shall be in the form of (i) business checks, (ii) wire transfers, (iii) electronic funds transfers, or(iv) automated clearing house payments. Any other forms of payment are not acceptable to Landlord including, without limitation (1) cash or currency, (2) cashier’s checks and money orders, (3) traveler’s checks, (4) payments from credit unions or other non-bank financial institutions, (5) multiple payments for one (1) scheduled payment, and (6) third party checks.

(c) Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:

(i) “Tax Costs”, which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the “Real Property”) or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the Commonwealth of Massachusetts, or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the Effective Date the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs.” Except as set forth above, Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise taxes.

(ii) “Operating Costs”, which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment, the intrabuilding cabling and wiring, adjacent walks, malls and landscaped and common areas and the parking structure, areas and facilities of the Project. Operating Costs shall include but not be limited to, salaries, wages, fringe benefits, and employment taxes for all persons who perform duties connected with the operation, maintenance and repair of the Project up to and including the senior property manager of the Project, its equipment, the intrabuilding cabling and wiring and the adjacent walks and landscaped areas, including janitorial, gardening, security, the cost of parking area operation, repair, restoration, and maintenance, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning and window washing; hired services; a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; costs to open, operate, repair and maintain all amenity spaces available to tenants of the Project (including the fitness facility, café, collaboration area and conference center); accountant’s fees incurred in the preparation of rent adjustment statements; legal fees; real estate tax consulting fees; personal property taxes on property used in the maintenance and operation of the Project; payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project, including, without limitation, fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions, reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Real Property, or owners’ association pertaining to the Project (collectively, “Underlying Documents”); costs to provide any shuttle service from time to time available to tenants of the Project (including, if applicable, costs for leasing or rental of vehicles); capital expenditures incurred to effect a reduction in the Operating Costs, and capital expenditures required to comply with applicable Laws first enacted or first interpreted to apply to the Project after the Commencement Date (collectively, the “Permitted Capital Expenditures”); provided, however, that capital expenditures included in Operating Costs shall be amortized (with interest at the greater of the then prime rate of interest charged by Bank of America or its successor or Landlord’s borrowing rate for the capital expenditure) over its useful life; costs incurred (capital or otherwise) on a regular recurring basis every three (3) or more years for certain maintenance projects (e.g., parking lot slurry coat or replacement of lobby and elevator cab carpeting), costs incurred in order for the Project, or any portion thereof, to apply for, obtain or maintain a certification pursuant to the United States Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating system, or other applicable certification agency, in connection with Landlord’s sustainability practices for the Project and all costs of maintaining, managing, reporting and commissioning the Project or any part thereof that was designed and/or built to be sustainable and conform with the LEED rating system (or other applicable certification standard), provided, however, such certification costs described in this subclause shall not be included in Operating Costs during the initial Term of this Lease; the cost of all charges for electricity, gas, water and other utilities furnished to the common areas of the Buildings and the Project (including, without limitation, costs incurred in connection with Landlord’s supplying of “green” or other renewable energy), and any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance in connection with the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager, provided that such fee shall not exceed three percent (3%) of gross revenues from the Project) and license, permit and inspection fees relating to the Project and costs of providing to tenants of the Project and their employees first-class amenities (if any) and services (if any) provided that such amenities are available to Tenant; provided, however, that nothing contained herein shall be deemed to require Landlord to provide any such amenities or services. In the event, during any calendar year, the Project is less than ninety-five percent (95%) occupied at all times, Operating Costs shall be adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted. The Pod 1 Building is a standalone building and Tenant occupies the entirety of such Pod 1 Building. Landlord is responsible to repair and maintain, as part of Operating Costs, all Building Systems and facilities in the Pod 1 Building pursuant to, and except as provided otherwise in, Article 9 of this Lease and for purposes of Tenant’s allocation of Operating Costs relating to the Pod 1 Building, Landlord shall allocate to Tenant and Tenant shall pay (in the manner and at the times set forth in this Article 3) 100% of the Operating Costs that relate to and benefit only the Pod 1 Building, including, without limitation, costs to repair, maintain and replace all boilers, chillers, air handlers, cooling towers, elevators, the HVAC system and the Generator and UPS System (as hereinafter defined), and shall pay Tenant’s Proportionate Share of any of the Operating Costs that benefit all of the buildings of the Project, such as costs to operate and maintain (including utilities and janitorial expenses) of the amenity spaces at the Project available to Tenant, including the fitness facility, café, collaboration area and conference center, snow plowing services and snow removal costs, and the costs for maintenance of all exterior Common Areas. Notwithstanding the foregoing, (i) with respect to any capital repairs or replacements of any Building Systems exclusively serving the Premises, including, without limitation, the HVAC System, Acid Neutralization Tank and Building Generator and UPS System, the costs of such capital repairs or replacements shall be amortized and charged to Tenant in the “Pod 1” Operating Costs pool as if such expenditures were Permitted Capital Expenditures, and (ii) the costs to provide the Shuttle Service for the Project shall be allocated only to the tenants that voluntarily agree to participate and use the Shuttle Service and, if Tenant is the only tenant that elects to participate and use the Shuttle Service, then Tenant shall be responsible to pay 100% of the costs of such Shuttle Service.

(iii) Operating Costs shall not include: (1) utility expenses that are separately metered or check metered or sub-metered for any individual tenant in the Project, and any utility expenses for any individual tenant in the Project where such utilities are separately metered or check metered or sub-metered for the Premises; (2) any expense for which Landlord is reimbursed or required to be reimbursed by a specific tenant by reason of a special agreement or requirement of the occupancy of the Project by such tenant; (3) expenses for services provided by Landlord for the exclusive benefit of a given tenant or tenants which are not provided to all tenants, including Tenant, whether or not Landlord is directly reimbursed by such tenant or tenants; (4) all costs, fees and disbursements relating to activities for the solicitation, negotiation and execution of leases for space in the Project (including but not limited to advertising costs, leasing commissions and attorneys’ fees therefor); (5) the costs of alterations to or payment of allowance for, or the decorating or the redecorating of, space in the Project leased to other tenants; (6) except as stated in subparagraph (h) of the definition of Operating Expenses, the costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, including costs of selling, syndicating, financing or mortgaging any of Landlord’s interest in the Project; (7) rentals payable under any ground or underlying lease, if any; (8) except as stated in subparagraph (g) of the definition of Operating Expenses, depreciation, interest and principal payments on mortgages and other debt costs, if any; (9) repairs or other work required due to fire or other casualty to the extent of insurance proceeds actually received by Landlord (or for which Landlord would have been reimbursed had Landlord maintained the insurance required to be maintained by Landlord hereunder); (10) capital improvements to the extent not expressly included in the definition of “Operating Expenses”; (11) payments to affiliates of Landlord (excluding property management fees, which are limited as provided in subparagraph (j) of the definition of Operating Expenses) but only to the extent that they exceed market charges; (12) expense for any service provided to other tenants, but not to Tenant, such as janitorial services within the Premises; (13) legal fees and disbursements incurred for collection of tenant accounts or negotiation of leases, or relating to disputes between Landlord and other tenants of the Building or in connection with consenting to assignments or subleases; (14) Taxes; (15) costs of materials, inventory or other property, or of any clerks, attendants or other persons in any commercial concessions operated by Landlord; (16) interest, fines and penalties on late payments or misconduct by Landlord; (17) expenses for repairs, maintenance or replacements for which Landlord is reimbursed from or pursuant to insurance or condemnation proceeds (or for which Landlord would have been reimbursed had Landlord maintained the insurance required to be maintained by Landlord hereunder); (18) damages awarded to a person against Landlord by reason of Landlord’s breach of that party’s lease, contract or other agreement; (19) Landlord’s political or charitable contributions; (20) any costs in connection with the removal, enclosure, or encapsulation of Hazardous Materials at the Building or the Project (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of the Lease), provided, however, that the provisions of this clause shall not preclude the inclusion of costs with respect to materials (whether existing in the Building or the Project as of the date of the lease or subsequently introduced to the Building or the Project) which are not as of the date of the Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable laws but which are subsequently deemed to be Hazardous Materials under applicable law; (21) costs incurred solely and directly as the result of the gross negligence of Landlord; and (22) bad debt losses or reserves of any kind.

(d) Determination of Payment.

(i) Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be and Tenant’s Proportionate Share thereof. Landlord shall use reasonable efforts to deliver the Estimate Statement to Tenant at least thirty (30) days prior to commencement of each calendar year during the Term. Tenant shall pay, with its next installment of monthly Basic Rental due, a fraction of the Estimate for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(i)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total Estimate set forth in the previous Estimate Statement delivered by Landlord to Tenant.

(ii) In addition, Landlord shall give to Tenant within one hundred fifty (150) days following the end of each calendar year, a statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount of Tenant’s Proportionate Share thereof. Within thirty (30) days after Tenant’s receipt of the Statement, Tenant shall pay the full amount of Tenant’s Proportionate Share of Direct Costs such calendar year, less the amounts, if any, paid during such calendar year on an estimated basis. If, however, the Statement indicates that amounts paid by Tenant on an estimated basis are greater than the actual amount of Tenant’s Proportionate Share of Direct Costs specified on the Statement, such overpayment shall be credited against Tenant’s next installments of estimated payments, except that if such difference is determined after the end of the Term, Landlord shall refund such overpayment to Tenant within thirty (30) days after such determination. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, once such Statement has been delivered; provided, however, that Landlord shall in all events render the Statement in question or any corrections thereto within two (2) years after the end of the calendar year covered by the applicable statement, and provided, further that the foregoing two (2) year period shall expressly not apply to any new or corrected Statement rendered by Landlord to reflect charges or corrections in charges resulting from any late billing or corrected billing by a third party such as the taxing authority or utility provider. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, Tenant shall pay to Landlord an amount as calculated pursuant to the provisions of this Section 3(d) within thirty (30) days after Tenant’s receipt of the Statement. The provisions of this Section 3(d)(ii) shall survive the expiration or earlier termination of the Term.

(iii) If the Project is a part of a multi-building development, those Direct Costs attributable to such development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Project and to the other buildings within such development on an equitable basis.

(e) Audit Right. Within one hundred eighty (180) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is not retained on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord (“Review Notice”) and at reasonable times, inspect Landlord’s records at Landlord’s offices or at another mutually agreeable location, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. If after such inspection, but within ninety (90) days after the Review Period, Tenant notifies Landlord in writing (“Dispute Notice”)

that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord’s standard accounting practices, at Tenant’s expense, by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm and not retained on a contingency fee basis. Tenant’s failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within ninety (90) days after the Review Period shall be deemed to constitute Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. Notwithstanding the foregoing, if such certification by the accountant proves that the Direct Costs set forth in the Statement were overstated by more than seven percent (7%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

ARTICLE 4
SECURITY DEPOSIT

Tenant shall, not later than ten (10) business days following the execution and delivery of this Lease by Tenant, deliver to Landlord, and Tenant shall maintain in effect at all times during the Term (as the same may be extended), as security for the full and faithful performance and observance by Tenant of Tenant’s covenants and obligations under this Lease, an unconditional, irrevocable, absolutely “clean” letter of credit in the amount set forth in the Basic Lease Information, and substantially in the form annexed hereto as Exhibit “E” or another form reasonably approved by Landlord and otherwise reasonably satisfactory to Landlord and issued by a banking corporation reasonably satisfactory to Landlord and either having its principal place of business or a duly licensed branch or agency in Boston, MA. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Landlord given not less than forty-five (45) days prior to the expiration thereof. Tenant shall, throughout the Term of this Lease, deliver to Landlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is hereinafter referred to as a “Letter of Credit”) no later than 30 days prior to the expiration date of the preceding Letter of Credit. The term of each such Letter of Credit shall be not less than one year and shall be automatically renewable from year to year as aforesaid. Notwithstanding the foregoing, if Landlord shall elect, in its sole discretion, to accept a Letter of Credit which is subject to a final expiration date, Tenant shall deliver a replacement of or amendment to such Letter of Credit no later than thirty (30) days prior to such final expiration date, and the final Letter of Credit delivered to Landlord pursuant to this Article 4 shall have a final expiration date occurring not earlier than sixty (60) days following the expiration date of this Lease. If Tenant shall fail to obtain any replacement of or amendment to a Letter of Credit within any of the applicable time limits set forth in this Section 4(a), such failure shall constitute an Event of Default of Tenant under this Lease without any additional notice or cure period under Article 19 of this Lease applicable thereto. Landlord agrees that, as of the date of this Lease, Pacific Western Bank is approved as an issuer of the Letter of Credit.

(a) In the event Tenant defaults in respect of the full and prompt payment and performance of any of the terms, provisions, covenants and conditions of this Lease beyond notice (the delivery of which shall not be required for purposes of this Section 4(b) if Landlord is prevented or prohibited from delivering the same under applicable law, including, but not limited to, all applicable bankruptcy and insolvency law) and the expiration of any applicable cure periods (except that no notice and cure period shall be required for purposes of this Section 4(b) with respect to any default by Tenant hereunder if, at the time of such default, any of the events set forth in Section 19(e) shall have occurred with or without the acquiescence of Tenant), including, but not limited to, the payment of Basic Rental and Additional Rent, Landlord may, at its election, (but shall not be obligated to) draw down the entire Letter of Credit or any portion thereof and use, apply or retain the whole or any part of the security represented by the Letter of Credit to the extent required for the payment of: (i) Basic Rental, Additional Rent or any other sum as to which Tenant is in default beyond applicable notice and cure periods, (ii) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, provisions, covenants, and conditions of this Lease, including but not limited to, any reletting costs or expenses (including, without limitation, any free rent, tenant improvement allowance, leasing commissions, attorneys’ fees, costs and expenses, and other fees, costs and expenses relating to the reletting of all or any portion of the Premises), (iii) any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re‑entry by Landlord, or (iv) any damages awarded to Landlord in accordance with the terms and conditions of Article 19 hereof, it being understood that any use of the whole or any part of the security represented by the Letter of Credit shall not constitute a bar or defense to any of Landlord’s other remedies under this Lease or any Law, including but not limited to Landlord’s right to assert a claim against Tenant under 11 U.S.C. §502(b)(6) or any other provision of Title 11 of the United States Code. To ensure that Landlord may utilize the security represented by the Letter of Credit in the manner, for the purpose, and to the extent provided in this Section 4(b), each Letter of Credit shall provide that the full amount or any portion thereof may be drawn down by Landlord upon the presentation to the issuing bank (or the advising bank, if applicable) of Landlord’s draft drawn on the issuing bank without accompanying memoranda or statement of beneficiary. In no event shall the Letter of Credit require Landlord to submit evidence to the issuing (or advising) bank of the truth or accuracy of any such written statement and in no event shall the issuing bank or Tenant have the right to dispute the truth or accuracy of any such statement nor shall the issuing (or advising) bank have the right to review the applicable provisions of the Lease. In no event and under no circumstance shall the draw down on or use of any amounts under the Letter of Credit constitute a basis or defense to the exercise of any other of Landlord’s rights and remedies under this Lease or under any Law, including, but not limited to, Landlord’s right to assert a claim against Tenant under 11 U.S.C. §502(b)(6) or any other provision of Title 11 of the United States Code.

(b) In the event Tenant defaults in respect of any of the terms, provisions, covenants or conditions of this Lease beyond notice (the delivery of which shall not be required for purposes of this Article 4 if Landlord is prevented or prohibited from delivering the same under applicable law, including, but not limited to, all applicable bankruptcy and insolvency law) and the expiration of any applicable cure periods (except no notice and cure period shall be required for purposes of this Article 4 with respect to any default by Tenant hereunder if, at the time of such default, any of the events set forth in Section 19(e) shall have occurred with or without the acquiescence of Tenant) and Landlord utilizes all or any part of the security represented by the Letter of Credit but does not terminate this Lease as provided in Article 19 hereof, Landlord may, in addition to exercising its rights as provided in paragraph (b) hereof, retain the unapplied and unused balance of the portion of the Letter of Credit drawn down by Landlord (herein called the “Cash Security”) as security for the faithful performance and observance by Tenant thereafter of the terms, provisions, and conditions of this Lease, and may use, apply, or retain the whole or any part of said Cash Security to the extent required for payment of Basic Rental, Additional Rent or any other sum as to which Tenant is in default (beyond applicable notice and cure periods) or for any sum which Landlord may expend or be required to expend by reason of Tenant’s default in respect of any of the terms, covenants, and conditions of this Lease. In the event Landlord uses, applies or retains any portion or all of the security represented by the Letter of Credit, Tenant shall forthwith restore the amount so used, applied or retained (at Landlord’s option, either by the deposit with Landlord of cash or the provision of a replacement Letter of Credit) so that at all times the amount of the security represented by the Letter of Credit and the Cash Security (if any) shall be not less than the security required by this Lease, failing which Tenant shall be in default of its obligations under this Article 4 and Landlord shall have the same rights and remedies as for the non‑payment of Basic Rental beyond the applicable grace period.

(c) If Tenant shall fully and faithfully comply with all of Tenant’s covenants and obligations under this Lease, the Letter of Credit and the Cash Security (if any) shall be returned to Tenant within forty‑five (45) days after the date fixed as the end of this Lease and after delivery to Landlord of entire possession of the Premises; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder. In the event of any sale, transfer or leasing of Landlord’s interest in the Building whether or not in connection with a sale, transfer or leasing of the Land to a vendee, transferee or lessee, Landlord shall have the right to transfer the Letter of Credit and the Cash Security (if any) to the vendee, transferee or lessee or, in the alternative, to require Tenant to deliver an appropriate amendment to the Letter of Credit naming the new landlord as beneficiary. Tenant shall be responsible to pay any transfer commission and other costs charged by the issuing bank in connection with any such transfer of the Letter of Credit. Upon such transfer of the Letter of Credit and the Cash Security (if any), Landlord shall thereupon be released by Tenant from all liability for the return thereof, and Tenant shall look solely to the new landlord for the return of the same. The provisions of the preceding sentence shall apply to every subsequent sale, transfer or leasing of the Building, and any successor of Landlord may, upon a sale, transfer, leasing or other cessation of the interest of such successors in the Building, whether in whole or in part, transfer the Letter of Credit and the Cash Security (if any) to any vendee, transferee or lessee of the Building (or require Tenant to deliver an amendment to the Letter of Credit as hereinabove set forth) and shall thereupon be relieved of all liability with respect thereto. Except in connection with a permitted assignment of this Lease, Tenant shall not assign or encumber or attempt to assign or encumber the security represented by the Letter of Credit, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In any event, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the security represented by the Letter of Credit, Landlord may return the Letter of Credit to the original Tenant regardless of one or more assignments of this Lease.

(d) Neither the Letter of Credit nor any proceeds therefrom or the Cash Security, if any, shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord’s damages or constitute a bar or defense to any of the Landlord’s other remedies under this Lease or at law or in equity upon Tenant’s default.

(e) In addition to and without limitation of Landlord’s other rights under this Article 4, if at any time during the Term of the Lease (as the same may be extended), Landlord reasonably determines that the financial condition of the issuer of the then current Letter of Credit is such that Landlord’s ability to draw upon the Letter of Credit is, or in the future may be, impaired, restricted, refused or otherwise adversely affected, then Landlord shall have the right, by giving Tenant written notice of such requirement, to (i) immediately draw upon the Letter of Credit and use, apply and retain the same as Cash Security hereunder and (ii) require that Tenant obtain from a new issuer a replacement Letter of Credit, which issuer and replacement Letter of Credit shall both comply in all respects with the requirements of this Article 4. In the event that Tenant shall not have delivered to Landlord a replacement Letter of Credit complying with all of the requirements of this Article 4 within ten (10) Business Days after Tenant’s receipt of such notice, Landlord shall have the right (but not the obligation), to exercise Landlord’s rights under Section 4(b) above with respect to such failure and to exercise any other rights and remedies under the Lease, at law or in equity with respect to such Event of Default of Tenant. Upon delivery to Landlord of any such replacement Letter of Credit within the time period described in the preceding sentence, Landlord shall return to Tenant the proceeds of the Letter of Credit which had been drawn by Landlord pursuant to the preceding sentence (or any balance thereof to which Tenant is entitled).

(f) As a material inducement to Landlord to enter into this Lease, Tenant hereby acknowledges and agrees that the Letter of Credit and the proceeds thereof (including, without limitation any Cash Security created by the draw‑down of all or any portion of the Letter of Credit) and the obligation to make available or pay to Landlord all or a portion thereof in satisfaction of any obligation of Tenant under this Lease, shall be deemed third-party obligations and not the obligation of Tenant hereunder and, accordingly, (A) shall not be subject to any limitation on damages contained in Section 502(b)(6) of Title 11 of the United States Code or any other limitation on damages that may apply under any federal, state or local law, rule or regulation in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of

Tenant, (B) shall not diminish or be offset against any amounts that Landlord would be able to claim against Tenant pursuant to 11 U.S.C. §502(b)(6) as if no Letter of Credit existed, and (C) may be relied on by Landlord in the event of an assignment of this Lease that is not expressly permitted in accordance with the terms of this Lease even if such assignment has been authorized and approved by a court exercising jurisdiction in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant.

ARTICLE 5
HOLDING OVER

Should Tenant (or any subtenant, assignee or other party occupying the Premises by, through, under, or with the permission of Tenant), without Landlord’s written consent, hold over after termination of this Lease, Tenant shall, at Landlord’s option, become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly, Basic Rental in an amount equal to the greater of (i) 200% of the Basic Rental, calculated at the rate payable under the terms of this Lease immediately prior to the commencement of such holding over, and (ii) the fair market rental value of the Premises, plus in each case all Additional Rent payable under this Lease during such holdover period and measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. Notwithstanding the foregoing, for the first thirty (30) days of any holding over, the reference to 200% of the Basic Rental in clause (i) of this Article 5 shall instead be 150% of the Basic Rental. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorney’s fees and costs, provided, however, that Tenant will not be liable for consequential damages suffered by Landlord on account of Tenant’s holding over in the Premises unless such holding over continues for more than thirty (30) days.

ARTICLE 6
OTHER TAXES

Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of a building standard buildout and, as a result, real property taxes for the Project are increased by the taxing authority on account of such above-building standard buildout and Landlord provides reasonable documentation of such increase attributable to Tenant’s build out, Tenant shall pay to Landlord, within thirty (30) days after delivery to Tenant by Landlord of a written statement setting forth such amount, the amount of such taxes applicable to Tenant’s property or above-standard improvements. Tenant shall assume and pay to Landlord at the time Basic Rental next becomes due (or if assessed after the expiration of the Term, then within thirty (30) days), any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be assessed against or levied upon Landlord on account of the letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. In addition to Tenant’s obligation pursuant to the immediately preceding sentence, Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of “Tax Costs.”

ARTICLE 7
USE

(a) Use. Tenant shall use and occupy the Premises only for the Permitted Use set forth in Section 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to interfere with or infringe upon the rights of other tenants or occupants in the Project. Landlord shall reasonably cooperate with Tenant, in such manner as Tenant may reasonably request, in assisting Tenant to obtain any governmental permits or approvals necessary to enable Tenant to use the Premises for any Permitted Use, provided that Landlord shall not be obligated to incur any out‑of‑pocket costs or expenses, incur any liability or agree to any restriction on uses or any change in the zoning for any portion of the Project in connection with any such request. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, governmental regulations or requirements (including, without limitation all Environmental Laws as defined in Section 28(e) below and any accessibility or sustainability laws or requirements) now in force or which may hereafter be in force (collectively, “Laws”) relating to or affecting (i) Tenant’s particular use or occupancy of the Premises, and (ii) improvements, trade fixtures and equipment installed or constructed in the Premises by or for the benefit of Tenant. Tenant hereby agrees and acknowledges that the manufacture, cultivation, sale, use, trade or possession of any drugs or other substance in violation of the laws of the United States of America in the Premises shall be a material breach of this Lease (without any applicable notice and cure period) notwithstanding that any laws of the Commonwealth of Massachusetts permit the manufacture, cultivation, sale, use, trade or possession of such drugs or other substances for recreational or medicinal purposes, including without limitation, cannabis, cannabinoids or any derivations thereof. Tenant shall not permit more than six (6) people per one thousand (1,000) rentable square feet of the Premises to occupy the Premises at any time. Tenant shall comply with, and Tenant’s rights and obligations under this Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, restrictions and other Underlying Documents now or hereafter affecting the Project. Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters, and Tenant shall promptly within thirty (30) days after Tenant’s receipt of an invoice therefor reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s use of the Premises or failure to comply with the provisions of this Article 7. Tenant shall comply with Landlord’s reasonable sustainability practices applicable to the Project and shall not permit any use of the Premises which may affect the continued certification of the Project issued pursuant to the United States Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating system (or other applicable certification standard). Landlord represents that the Building is zoned for laboratory for research and development work.

(b) Odors and Ventilation. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises. If the Project has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Real Property, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with applicable laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s prior written approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of applicable laws. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s reasonable judgment be necessary or appropriate from time to time) as required to remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream. If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s reasonable determination, causes odors, fumes or exhaust or Landlord may take such measures as Landlord deems necessary to abate such odors, fumes or exhaust, and Tenant shall pay all costs incurred by Landlord in connection with such remedial measures, plus a reasonable administrative fee, upon demand as Additional Rent.

(c) Transportation Programs. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

(d) Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Greater Lawrence Sanitary District (“GLSD”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the GLSD and any other applicable governmental authority with respect to such chemical safety program and (b) this Section 7(d). Notwithstanding the foregoing, Landlord shall obtain and maintain during the Term any permit required by the GLSD (“GLSD Permit”) for the installation and operation of the Acid Neutralization Tank (as defined below). Tenant shall not introduce anything into the Acid Neutralization Tank (x) in violation of the terms of the GLSD Permit, (y) in violation of applicable laws or (z) that would interfere with the proper functioning of the Acid Neutralization Tank. Tenant agrees to reasonably cooperate with Landlord in order to obtain the GLSD Permit and the wastewater treatment operator license. Tenant shall reimburse Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor for any costs incurred by Landlord pursuant to this Section 7(d). Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord, its lenders, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (the “Landlord Parties”) harmless from and against any and all Claims arising out of Tenant’s use of the Acid Neutralization Tank, including (a) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (b) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (c) sums paid in settlement of claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank. This indemnification by Tenant (x) includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any governmental authority caused by Tenant’s improper use of the Acid Neutralization Tank, and (z) subject to the waiver of subrogation set forth in Section 14(d), excludes Claims to the extent caused by the negligence or willful misconduct of Landlord.

ARTICLE 8
CONDITION OF PREMISES

Tenant hereby agrees that, subject to the performance of the tenant improvements, to be performed after the Commencement Date, as provided in the Work Letter attached hereto as Exhibit “D” and made a part hereof (the “Tenant Improvements”), the Premises shall be taken “as is”, “with all faults”, “without any representations or warranties”, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project or the suitability of same for Tenant’s purposes. Notwithstanding the foregoing or anything to the contrary contained herein, Landlord shall deliver the Premises to Tenant with the Building

Systems, the HVAC System and the Acid Neutralization Tank in good working order and condition. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business. Nothing contained herein is intended to, nor shall, obligate Landlord to implement sustainability practices for the Project or to seek certification under, or make modifications in order to obtain, a certification from LEED or any other comparable certification. The existing leasehold improvements in the Premises as of the Effective Date and any Tenant Improvements, may be collectively referred to herein as the “Improvements” The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Project were at such time in satisfactory condition.

Provided Tenant delivers to Landlord fully detailed and dimensioned plans and specifications for the Tenant Improvements (in accordance with the requirements for Alterations pursuant to Section 9(c) of this Lease) (the “Final Plans”) and which are approved by Landlord in accordance with Exhibit “D” attached hereto, Landlord shall construct and install the Tenant Improvements at Tenant’s cost and expense, subject to the Improvement Allowance (as defined in the Work Letter). Tenant acknowledges and agrees that construction of the Tenant Improvements by Landlord will occur after the Commencement Date and during Tenant’s occupancy of all or portions of the Premises, and the performance of the Tenant Improvements is not a condition to the Commencement Date. Tenant and Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall reasonably cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s agents or representatives in constructing and installing the Tenant Improvements. Such construction and installation of the Tenant Improvements may result in noise, disturbances or inconveniences and Tenant has agreed to accept possession of the Premises and to perform its obligations under this Lease prior to the performance of the Tenant Improvements. Landlord’s performance of the Tenant Improvements after the Commencement Date shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor cause or result in any basis for a claim to an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement under this Lease.

ARTICLE 9
REPAIRS AND ALTERATIONS

(a) Landlord’s Obligations.

(i) Landlord shall maintain and keep in good working order and condition: the structural portions of the Project, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, elevator cabs and Common Areas, and shall also maintain and repair the basic mechanical, electrical, life safety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems serving the Premises (the “Building Systems”), provided, however, that Landlord’s obligation with respect to any such Building Systems shall be to repair and maintain those portions of the systems located in the core of the Project or in other areas outside of the Premises, but Tenant shall be responsible to repair and maintain any distribution of such systems throughout the Premises1. All costs incurred by Landlord under this Section 9(a)(i) shall be included in Operating Costs, subject to, and in accordance with Article 3.

(ii) Landlord shall, as an Operating Cost allocable 100% to the Pod 1 Building and payable 100% by Tenant, repair and maintain (including necessary replacements thereto) the HVAC System (as hereinafter defined) and in connection therewith, Landlord shall retain a service and maintenance contract for the HVAC System with a contractor designated by Landlord. Tenant shall pay the cost of the service and maintenance contract for the HVAC System in the Premises, as well as for costs of repair and replacement thereof as necessary in the reasonable judgment of Landlord, as Additional Rent, within thirty (30) days of receipt of billings therefor from Landlord.

1 Distribution elements does remain a Tenant responsibility. Tenant can request Landlord perform via a work order submission process.

(iii) Landlord shall, as an Operating Cost allocable 100% to the Pod 1 Building and payable 100% by Tenant, repair and maintain (including necessary replacements thereto) the Building Generator and UPS System (as hereinafter defined) and any Existing Supplemental Units (as hereinafter defined).

(iv) Landlord shall, as an Operating Cost allocable 100% to the Pod 1 Building and payable 100% by Tenant, repair and maintain (including necessary replacements thereto) the Acid Neutralization Tank (as hereinafter defined) and in connection therewith, Landlord shall retain a service and maintenance contract for the Acid Neutralization Tank in accordance with the manufacturer’s standard maintenance guidelines.

(v) Notwithstanding anything to the contrary set forth in Section 3(c)(iii) of this Lease, with respect to any capital repairs or replacements incurred by Landlord pursuant to subsections (ii), (iii) and (iii), the costs of such capital repairs or replacements shall be amortized and charged to Tenant in the “Pod 1” Operating Costs pool as if such expenditures were Permitted Capital Expenditures.

(b) Tenant’s Obligations. Except as expressly provided as Landlord’s obligation in this Article 9, and in addition to Tenant’s obligations in Article 11 below, Tenant shall keep the Premises in good condition and repair and in compliance with Landlord’s sustainability practices, including, without limitation, compliance with any LEED rating system (or other certification standard), applicable to the Project.

(i) Tenant’s obligations shall include, without limitation, maintenance and repair of all specialized systems installed by Tenant to serve the Premises such as deionized water systems, water purification, compressed gas distribution, vacuum pumps and air compressors and associated fume hoods and other equipment (collectively, “Specialized Systems”). Specialized Systems shall include any Supplemental Units (as hereinafter defined) installed by Tenant, any Tenant installed backup generator and all laboratory equipment and systems serving the Premises (whether existing as of the Commencement Date or thereafter installed by Tenant), including, but not limited to, chemistry fume hoods, water purification systems, vacuum, compressed air (non-lab grade), liquid nitrogen and carbon dioxide systems. All Specialized Systems shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable condition consistent with prevailing industry practices, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Specialized Systems, (iii) in accordance with applicable laws, statutes, ordinances, governmental regulations or requirements now in force or which may hereafter be in force. Tenant shall contract with qualified, experienced professional third-party service companies (collectively, “Service Contracts”) which will provide for routine maintenance of the Specialized Systems on an at least quarterly basis. Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to each Specialized System (collectively, “Preventative Maintenance Records”). Upon Landlord’s request, Tenant shall deliver a copy of all current Service Contracts to Landlord and/or a copy of the Preventative Maintenance Records.

(ii) All damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly made by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to make said repair within thirty (30) business days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within thirty (30) days from invoice from Landlord. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, whether or not installed by Landlord at Tenant’s request. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent.

(c) Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which conflicts with the construction rules and regulations, or adversely affects the structural portions of the Premises, the Building or the Project, or adversely affects the Building Systems or any portion thereof. Without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord may withhold its consent to a proposed Alteration if Landlord determines that such Alteration is not compatible with any existing or planned future certification of the Project under the LEED rating system (or other applicable certification standard). Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors or mechanics reasonably approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all Laws, pursuant to a valid building permit, and in conformance with Landlord’s construction rules and regulations. All Alterations shall be performed in accordance with the Tenant Sustainable Design & Construction Guidelines attached hereto as Exhibit “H” and incorporated herein. If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations, except to the extent caused by the negligence or willful misconduct of Landlord.

The foregoing notwithstanding, Tenant shall have the right to perform, without Landlord’s consent, non‑structural Alterations to the Premises which (1) do not affect any area of the Building outside of the Premises, (2) are not visible from the exterior of the Premises, (3) do not affect or involve the Building Systems, and (4) do not require the issuance of a building permit and cost Five Hundred Thousand and 00/100 Dollars ($500,000.00) or less on a completed project basis (“Cosmetic Alterations”), provided Tenant shall deliver at least five (5) days’ prior written notice thereof to Landlord describing the work to be performed and such work is performed subject to and in accordance with this Article 9 in all other respects.

Any wiring and cabling installed by or on behalf of Tenant or any of the Tenant Parties, must be marked and coded in a manner reasonably acceptable to Landlord to identify such facilities as belonging to Tenant and the point of commencement and termination of such facilities and the purpose of such lines (i) every six (6) feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points. Unless otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all such wiring and cabling installed in the Premises or the Common Areas by or for Tenant or any of the Tenant Parties and repair any resulting damage.

(d) Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. In addition, with respect to any Alteration, the cost of which exceeds Two Hundred Thousand and 00/100 Dollars ($200,000.00), Landlord may, in its discretion, require Tenant to obtain a bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations.

(e) Costs and Fees; Removal. If Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given at the time Landlord provides its consent to such Alterations, require Tenant, at Tenant’s expense, to remove any or all partitions, counters, movable benches, railings, systems, and any of Improvements and other Alterations from the Premises installed by Tenant or any of the Tenant Parties and which Landlord reasonably determines constitutes a Specialty Improvement (as hereinafter defined), and to repair any damage to the Premises and the Building caused by the installation or removal of such Specialty Improvement. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this Article 9 which Landlord performs on Tenant’s behalf, Landlord shall be entitled to receive an administrative/coordination fee in the amount of 3% of the cost of such work. As used herein, a “Specialty Improvement” is any Improvement, Alteration or installation that is not a normal, customary and reusable improvement by tenants in Comparable Buildings using a premises for general office and life science use and that would be materially more expensive to remove from the Premises than typical general office and life sciences improvements, the parties agreeing that the following Improvements and Alterations shall be deemed Specialty Improvements: private restrooms installed by Tenant after the Commencement Date, raised flooring system, vaults or other similar device(s) or system(s) intended to secure the Premises or a portion thereof in a manner that exceeds the level of security normally found in premises occupied for general office and life science uses, and Tenant’s exterior signage.

(f) Security System. Tenant shall be entitled to install, at Tenant’s sole cost and expense, a separate security system for the Premises as an Alteration or as a part of the Improvements; provided, however, that the plans and specifications for any such system shall be subject to Landlord’s reasonable approval, and any such system must be compatible with the existing systems of the Project, Tenant’s obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Section 13(a) below shall also apply to Tenant’s use and operation of any such system, and the installation of such system shall otherwise be subject to the terms and conditions of this Article 9. At Landlord’s option, upon the expiration or earlier termination of this Lease, Tenant shall remove such security system and repair any damage to the Premises resulting from such removal. Tenant shall at all times provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of the system in the event of a malfunction, and Tenant shall provide Landlord with the codes or other necessary information required to disarm the system in the event Landlord must enter the Premises in accordance with Section 12(a).

(g) Supplemental HVAC Units. Tenant shall be entitled to install, as an Alteration, dedicated heating, ventilation and air conditioning units (“Tenant Supplemental Units”) within the Premises at Tenant’s sole cost and expense. The plans and specifications for any Tenant Supplemental Units shall, as indicated in the Work Letter, be subject to Landlord’s reasonable approval. If Tenant elects to install Supplemental Units within the Premises, Tenant shall also install, at Tenant’s sole cost and expense, submeters, in order to measure the amount of electricity furnished to such units and Tenant shall be responsible for Landlord’s actual cost of supplying electricity to such units as reflected by such submeters, which amounts shall be payable on a monthly basis as Additional Rent. Tenant shall be solely responsible for maintenance and repair of any Tenant Supplemental Units and such units shall, at Landlord’s option, be considered to be a fixture within the Premises and shall remain upon the Premises upon the expiration or earlier termination of the Term. Tenant may use any existing Supplemental Units in or serving the Premises as of the Commencement Date (“Existing Supplemental Units”) and shall be responsible, at Tenant’s sole cost and expense, to repair and maintain (including necessary replacements) such existing Supplemental Units in good working order and condition. Landlord expressly disclaims any warranties with regard to any Existing Supplemental Units or the installation thereof, including any warranty of merchantability or fitness for a particular purpose, and Tenant shall be responsible for determining if any Existing Supplemental Units are sufficient for Tenant’s operations at the Premises.

(h) Backup Generator. In addition to the Building Generator and UPS System (as hereinafter defined), Landlord shall permit Tenant to install and maintain, at Tenant’s sole cost and expense, up to a 500 kW, backup diesel or natural gas powered emergency generator2 at a location designated by Landlord, subject to compliance with all applicable Laws and Landlord’s prior written approval of all plans and specifications, which approval shall not be unreasonably withheld, and Tenant’s receipt of any applicable governmental permits and approvals. Tenant shall submit the specifications for design, operation, installation and maintenance of the backup generator for Landlord’s consent, which consent shall not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s structural and mechanical engineers, so that the Project’s systems and equipment are not adversely affected. Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the backup generator, provided, however, subject to applicable Laws and Landlord’s prior written approval of plans and specifications therefor, Tenant may also install, maintain and operate necessary utility connections between the backup generator and the Premises (which utility connections shall be deemed part of the backup generator facilities). Tenant shall connect the backup generator and the Building Generator and UPS System to the electrical submeter(s) serving the Premises and pay for the electricity supplied to such systems and equipment in accordance with Section 11(a)(ii) below. Landlord may, in its sole and absolute discretion, require Tenant, at Landlord’s cost, to relocate any or all of the backup generator to a location with comparable functionality, which relocation shall be performed by Tenant within a reasonable period following such request (taking into account any reasonable time necessary to obtain permits and approvals for such work, Tenant hereby agreeing to use diligent good faith efforts to obtain the same and to promptly commence and prosecute to completion such relocation thereafter). The vent for the backup generator must be higher than the roof line of the Project. Tenant shall be responsible for the cost of repairing and maintaining the backup generator in good order, condition and repair and in compliance with applicable Laws and for the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of the backup generator. Landlord makes no warranties or representations to Tenant as to the suitability of the designated generator location for the installation and operation of the backup generator. If Tenant is so notified by Landlord at the time of Landlord’s approval of the specifications for the backup generator, Tenant shall, at Tenant’s sole cost and expense, remove such Tenant installed generator (but not the Building Generator and UPS Systems) upon the expiration or earlier termination of the Term and repair all damage to the Project resulting from such removal. Any Tenant installed backup generator and all associated facilities shall be deemed to be a part of the Premises for purposes of Article 14 of this Lease.

The Building Generator and any Tenant installed backup generator may be referred to herein collectively as the “Tenant Generators.” The Tenant Generators shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Project. Tenant shall be entitled to operate the Tenant Generators for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Further, Tenant shall be responsible for ensuring that Tenant’s use and operation of the Tenant Generators does not interfere with the use of the Project by other tenants.

(i) Access. Subject to events attributable to Force Majeure, Landlord’s security requirements, repairs made by Landlord to the Project and Articles 16 and 18 below, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week throughout the Lease Term.

ARTICLE 10
LIENS

Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees and costs incurred by Landlord in connection with any such claim or action. Before

2 Propane is not permitted.

commencing any Alteration, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged within ten (10) business days of filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which case Tenant shall reimburse Landlord for any such payment made by Landlord within thirty (30) days following written demand), or to require that Tenant promptly deposit with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including reasonable attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11
PROJECT SERVICES

(a) Basic Services. Landlord agrees to furnish to the Premises and the Project, at a cost to be included in Operating Costs:

(i) Landlord provides HVAC service only to the Common Areas of the other buildings at the Project daily from 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday (“Normal Business Hours”); provided, however, Tenant shall only be responsible for paying Tenant’s Proportionate Share of any Operating Costs in connection with the provision of HVAC service to the amenity spaces at the Project Available to Tenant. A separate heating ventilation and air-conditioning system (“HVAC System”) exclusively serves the Premises and Landlord shall be responsible, at Tenant’s sole cost and expense, for providing all heat and air-conditioning to the areas of the Premises serviced by such HVAC System. Alternatively, Landlord may, at its option, elect to have the HVAC System in the Premises maintained, repaired and replaced in common with other equipment in the Project. In such event, within ten (10) days after receipt of billings therefor and as Additional Rent, Tenant shall pay its pro rata share of such maintenance costs, which share shall be established in an equitable manner by Landlord based upon the relative tonnage provided to the Premises, compared to the total tonnage under contract, or some other reasonable means of allocation as selected by Landlord. Landlord’s good faith judgment as to the allocation of the charges described in this paragraph shall be conclusive. Included in the charges to be allocated to Tenant shall be, without limitation, the maintenance contract for the HVAC System, and any repairs and replacements not covered by the maintenance contract or any warranty or insurance.

(ii) Electric current for normal lighting, the HVAC System for the Premises, normal office machines and for the Common Areas of the Project. Electricity for the Premises (including, without limitation, electricity for the HVAC System and any lab equipment or systems) is separately submetered as of the Effective Date for electricity serving Tenant’s (i) lights and plugs, (ii) heating, ventilation, air-conditioning systems serving the Premises, (iii) the Building Generator and UPS System (as hereinafter defined). Tenant shall reimburse Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor, as Additional Rent, for the cost of such electricity at the rates charged for such service by the city in which the Project is located or the local public utility (together with any taxes or fees), as the case may be, furnishing the same, plus any additional expense incurred by Landlord in keeping account of the electric current so consumed, including the costs of any third party utility monitoring company. Tenant shall connect any equipment installed by Tenant in the mechanical spaces and/or the roof of the Building or in the Premises to the submeter(s) serving the Premises.

(iii) Janitorial services for the Common Areas of the Project at least five (5) days per week, excepting local and national holidays. Tenant shall be responsible for retaining a janitorial contractor reasonably approved by Landlord, which contractor shall provide janitorial, trash removal and cleaning services to the Premises at least five (5) days per week and shall be reasonably approved by Landlord, and Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide janitorial, trash removal and cleaning service to the Premises. The janitorial, trash removal and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with the character of the Project as a first-class life science project and shall comply with Landlord’s green cleaning requirements specified on Exhibit G attached to this Lease and incorporated herein.

(iv) Non-exclusive, non-attended, passenger elevator service in the Common Areas of the Project.

(v) Hot and cold running water for lavatory purposes to Common Area lavatories and water (at temperatures supplied by the utility provider) to the existing points of supply in the Premises for cleaning, fire protection, drinking, lavatory and toilet purposes in such reasonable quantities as in the judgment of Landlord is reasonably necessary for general office and laboratory use. If Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary lavatory and drinking purposes, Landlord may install a water meter or submeter, at Tenant’s sole cost and expense, and thereby measure Tenant’s water consumption for all purposes and Tenant shall make payment directly to the entity providing such water if the same is separately metered or Tenant shall reimburse Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor by Landlord, as Additional Rent for the cost of such water if the same is submetered at the rates charged for such service by the city in which the Project is located or the local public water district, as the case may be, furnishing the same, plus any additional expense incurred by Landlord in keeping account of the water so consumed.

(vi) Base building security system including card readers to the perimeter doors of the Building.

(vii) A backup generator and/or UPS battery system emergency service for the Premises (the “Building Generator and UPS System”) exclusively serves the Premises. Tenant shall be entitled to use the Building Generator and UPS System during the Term in accordance with the terms of this Lease and applicable Laws. Tenant accepts the Building Generator and UPS System in its AS IS condition and Landlord expressly disclaims any warranties with regard to the Building Generator and UPS System or the installation thereof, including any warranty of merchantability or fitness for a particular purpose, and Tenant shall be responsible for determining if the Building Generator and UPS System is sufficient for Tenant’s operations at the Premises and for providing any supplemental backup generator service for the Premises if necessary, subject to the terms and conditions of Sections 9(h) above. Tenant shall be responsible, at Tenant’s sole cost and expense, to repair and maintain (including any necessary replacements thereto) the Building Generator and UPS System and any equipment connecting the Building Generator and UPS System to Tenant’s automatic transfer switch in good working order and condition during the Term. Tenant shall be entitled to operate the Building Generator and UPS System for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. In addition, Tenant shall ensure that the Building Generator and UPS System does not result in any Hazardous Materials being introduced to the Project, and Section 28(a) will apply to Tenant’s use of the Building Generator and UPS System. Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service to the Tenant Generators, except that Tenant may connect the UPS System to the electrical service for the Building. Tenant shall pay for the costs of electrical service supplied to the UPS System pursuant to Section 11(a)(ii) above. Subject to applicable Laws, Tenant may install, maintain and operate necessary utility connections between the Building Generator and UPS System and the Premises (which utility connections shall be repaired and maintained by Tenant). Tenant shall pay for the costs of electrical service supplied to the Building Generator and UPS System pursuant to Section 11(a)(ii) below. Tenant shall be responsible for the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building or the Project caused by the Building Generator and UPS System. The Building Generator and UPS System shall be deemed to be a part of the Premises for purposes of Article 14 of this Lease. Tenant shall surrender the Building

Generator and UPS System at the end of the Term in the same condition as of the Commencement Date, ordinary wear and tear and damage by casualty excepted.

(viii) PH Neutralization. An acid neutralization tank (“Acid Neutralization Tank”) is connected to and exclusively serves the Premises. Tenant shall have the right to use the Acid Neutralization Tank serving the Premises in accordance with applicable Laws. Landlord shall have the right, as part of the Tank Costs (as hereinafter defined), to install a meter and monitoring system measuring Tenant’s use of the Acid Neutralization Tank to monitor the nature of Tenant waste being delivered to the Acid Neutralization Tank and ensure compliance with applicable Laws. Landlord and its contractors and consultants shall be permitted to perform periodic sampling of all substances regulated under the GLSD Permit. Tenant, as Additional Rent, shall reimburse Landlord for 100% of all costs, charges and expenses incurred by Landlord from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”). In the event the Acid Neutralization Tank is damaged or repairs to the Acid Neutralization Tank are required, Tenant shall be responsible for one hundred percent (100%) of the cost of any repairs or replacement required as a result of such improper use by Tenant. Without limitation, if Tenant introduces into the Premises personnel or equipment or chemicals which overload the capacity of the Acid Neutralization Tank or the laboratory waste sanitary sewer system, or which are not permitted to utilize the Acid Neutralization Tank or the laboratory waste sanitary sewer system, or in any other way interferes with such system’s ability to perform adequately its proper functions and/or comply with all of the foregoing, then (i) Landlord may demand that supplementary systems shall, if and as needed, be provided by Tenant as an Alteration subject to Landlord’s reasonable approval, at Tenant’s sole cost and expense, and (ii) in order to address any such violations, Landlord may order Tenant to immediately cease all use of the Acid Neutralization Tank and/or the laboratory waste sanitary sewer system, as applicable, that is causing the above issues, until Tenant is able to satisfy Landlord that it can comply with all such requirements. Tenant shall ensure that Tenant’s use of the Acid Neutralization Tank does not result in any Hazardous Material being introduced to the Building or the Project, and Section 28(a) will apply to Tenant’s use of the Acid Neutralization Tank. Tenant shall maintain a chemical management plan prohibiting the improper discharge or disposal of chemicals. Tenant shall train all laboratory personnel in the Premises on the proper disposal of chemicals and other Hazardous Material. Landlord reserves the right, at any time and from time to time, to require limitations and restrictions on discharges by Tenant to the Acid Neutralization Tank as Landlord may reasonably determine to be necessary for the operation of the Acid Neutralization Tank. Landlord’s sole obligations for providing the Acid Neutralization Tank, or any acid neutralization system facilities, to Tenant shall be to use reasonable efforts to obtain and maintain the GLSD Permit, provided that Tenant reasonably cooperates with Landlord and provides all information and documents reasonably necessary in connection with the GLSD Permit, and to contract with a third party to maintain the Acid Neutralization Tank as per the manufacturer’s standard maintenance guidelines. Notwithstanding anything herein to the contrary, if the Acid Neutralization Tank must be replaced and the cost thereof is not included in such third party maintenance contract, then, Landlord shall replace the Acid Neutralization Tank, it being acknowledged, however, that Tenant shall be responsible for all costs incurred in connection therewith as Tank Costs.

(ix) Landlord or an affiliate of Landlord is in the process of instituting a private new shuttle service to and from MBTA stations and pursuant to a schedule mutually agreeable to Landlord and Tenant (and which may include service to certain other properties now or hereafter owned or operated by Landlord and its affiliates) (the “Shuttle Service”). Subject to force majeure events, Landlord will use reasonable efforts to have the Shuttle Service operational within twelve (12) months following the Commencement Date. When the Shuttle Service becomes operational, Landlord shall provide the Shuttle Service for the Building pursuant to a schedule reasonably agreed upon by Landlord and Tenant and, at Landlord’s option, other major tenants selected by Landlord in the buildings served by the Shuttle Service. In the event that the applicable parties are unable to agree upon the schedule for the Shuttle Service, Landlord shall reasonably designate the schedule for the Shuttle Service consistent with shuttle service provided by owners of Comparable Buildings. The Building’s allocable share of any and all costs incurred by Landlord in providing the Shuttle Service to the Project, including, without limitation, the costs to lease vehicles, insurance premiums, fuel costs and personnel or operator costs shall be included in Operating

Costs (without regard to any exclusions listed in Section 3(c) of this Lease that may otherwise be construed to limit or exclude such costs from Operating Costs) and if no other tenants elect to participate in the Shuttle Service, then Tenant shall pay 100% of such Shuttle Service expenses. If and only so long as Tenant is the only tenant participating in the Shuttle Service (and Tenant is paying 100% of the Shuttle Service expenses), Tenant shall have the ability to elect to cancel Tenant’s use of the Shuttle Service by delivery of not less than three (3) months’ prior written notice3.

Tenant shall cooperate with Landlord’s efforts to cause the utilities for the Project to comply with Landlord’s sustainability practices and any LEED rating (or other applicable certification standard) applicable to the Project. Such efforts may include, without limitation, the use of energy efficient bulbs in task lighting, energy efficient lighting controls and measures to avoid over-lighting interior spaces. Tenant shall comply with all reasonable rules and regulations provided to Tenant in writing which Landlord may establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical, intrabuilding cabling and wiring and plumbing systems. Landlord shall not be liable for, and there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, pandemic, labor disputes, breakdowns, accidents, necessary repairs or other cause that impacts the Project. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and any additional building services furnished to Tenant which are not uniformly furnished to all tenants of the Project, at the rate generally charged by Landlord to tenants of the Project for such utilities or services. In the event any governmental entity promulgates or revises any Law, or issues mandatory controls relating to the use or conservation of energy, water, gas, light or electricity, or the provision of any other utility or service furnished by Landlord in the Building, Landlord may take any appropriate action to comply with such provision of Law or mandatory controls, including the making of alterations to the Building, subject, however, to the terms and conditions of this Lease. Neither Landlord’s actions nor its failure to act shall entitle Tenant to any damages, abate or suspend Tenant’s obligation to pay Basic Rental and Additional Rent or constitute or be construed as a constructive or other eviction of Tenant except as otherwise specifically set forth herein. The parties hereto shall comply with all mandatory energy conservation controls and requirements applicable to the Building that are imposed or instituted by the federal, state, county or municipal governments and are of general applicability to the occupants of the Building, including, without limitation, controls on the permitted range of temperature settings in office/laboratory buildings, and requirements necessitating curtailment of the volume of energy consumption or the hours of operation of the Building. Any terms or conditions of this Lease that conflict or interfere with compliance with such controls or requirements shall be suspended for the duration of such controls or requirements. Compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder.

Notwithstanding the foregoing, if there shall be an interruption, curtailment or suspension of any service necessary for the occupancy of the Premises and expressly required to be provided by Landlord under this Lease (a “Service Interruption”) that shall materially interfere with Tenant’s use of all or a material portion of the Premises for the Permitted Use (and no reasonably equivalent alternative service or supply is provided by Landlord), and if (i) such Service Interruption shall continue for five (5) consecutive business days following Tenant’s written notice to Landlord of such Service Interruption, (ii) such Service Interruption is not the result of Force Majeure or the acts, negligence or willful misconduct of Tenant or any of Tenant’s agents, employees, contractors or invitees, and (iii) the restoration of such Service Interruption is in the reasonable control of Landlord, then Tenant shall be entitled to an equitable abatement of Rent, based on the nature and duration of the Service Interruption, the area of the Premises affected, and the then current Rent amounts, for the period that shall begin on the sixth (6th) business day following Tenant’s written notice and that shall end on the day such Service Interruption ceases and Tenant is able to use the applicable portion of the Premises for the Permitted Use. Notwithstanding anything in this Lease to the contrary, but subject to Article 10 and Article 11 (which shall govern in the event of a casualty or condemnation), the remedies expressly provided

3 Tenant can not opt out after other tenants have opted in.

in this paragraph shall be Tenant’s sole recourse and remedy in the event of an interruption of Landlord services to the Premises and shall not be applicable if such Service Interruption is associated with or the result of a Casualty or Condemnation which shall be governed by Articles 10 and 11 respectively.

(b) Excess Usage. Tenant will not, without the prior written consent of Landlord, use any apparatus or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office and lab space, and Tenant shall not use utilities or other services in a manner that (i) overloads Building systems, (ii) exceeds the capacities such systems were designed to handle, or (iii) interferes with proper functioning of any Building systems or service equipment or Landlord’s ability to provide services to other tenants in the Building. Landlord agrees that Tenant shall not be deemed to be using additional or excess electrical service unless Tenant’s equipment causes Tenant’s consumption of electricity to exceed twenty (20) watts per useable square foot within the Premises (connected load and including the HVAC System and other Building Systems and equipment serving the Premises). Tenant shall promptly respond to all reasonable informational requests made by Landlord from time to time regarding Landlord’s reporting requirements under the LEED rating system (or other applicable certification standard) including, without limitation, informational requests regarding Tenant’s utility usage. Landlord may survey Tenant’s use of services from time to time. Tenant shall pay Landlord all costs arising out of any excess use by Tenant or anyone claiming by, through or under Tenant, including the cost of all repairs and alterations to the Pod 1 Building’s mechanical and electrical systems (including the installation of any additional meters necessary to measure Tenant’s excess use) and the cost of additional services made available to Tenant beyond those required by this Lease, if any.

(c) Additional Electrical Service. If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Section 11(b) above, Tenant shall first obtain the written consent of Landlord, which Landlord may refuse in its sole and absolute discretion.

(d) HVAC Balance. If any lights, machines or equipment (including but not limited to computers and computer systems and appurtenances and any lab equipment or systems) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and usual office and laboratory equipment, Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord upon demand by Landlord.

(e) Telecommunications. Upon request from Tenant from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the Project, and Tenant shall have the right to contract directly with the providers of its choice. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Project or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider. In considering the installation of any new or additional telecommunications cabling or equipment at the Project, Landlord will consider all relevant factors in a reasonable and non-discriminatory manner, including, without limitation, the existing availability of services at the Project, the impact of the proposed installations upon the Project and its operations and the available space and capacity for the proposed installations. Landlord may also consider whether the proposed service may result in interference with or interruption of other services at the Project or the business operations of other tenants or occupants of the Project. In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Project. All such installations shall be subject to Landlord’s prior approval and shall be performed in accordance with the terms of Article 9. If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified, licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing.

(f) Roof Equipment. If Tenant desires to use the roof of the Project to install communication equipment to be used from the Premises and/or other equipment serving the Premises, Tenant may so notify Landlord in writing (“Roof Equipment Notice”), which Roof Equipment Notice shall describe the specifications for the equipment desired by Tenant and shall include elevations for such equipment. Subject to all governmental laws, rules and regulations, Tenant and Tenant’s contractors (which shall first be approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed) shall then have the right and access subject to the terms and conditions of this Lease to install, repair, replace, remove, operate and maintain Tenant’s equipment on the portion of the roof of the Pod 1 Building reasonably approved in advance by Landlord (collectively, the “Roof Equipment”), and which Roof Equipment may include, without limitation, HVAC equipment, other equipment serving the Premises and/or so-called “satellite dishes” or other similar communication devices, such as antennae, cable, wiring, conduits and related equipment serving the Premises from the rooftop, mechanical equipment, and heat exchanges, for the purpose of supplying HVAC to the Premises, receiving and sending radio, television, computer, telephone or other communication signals (at a location on the roof of the Project reasonably satisfactory to Landlord and Tenant and suitable for the effective reception, transmission and operation of such Roof Equipment), and/or otherwise serving the Tenant in the conduct of its business operations from the Premises for the Permitted Use. Subject to Landlord’s approval as part of the plans required hereunder as further provided herein and further subject to the terms and conditions of this Lease relating to construction of the Improvement and Alterations (as applicable), Tenant shall have the non-exclusive right to use its proportionate share of shafts, ducts, conduits, chases, utility closes and other facilities of the Building or Project as is reasonably necessary to connect the Roof Equipment to Tenant’s machinery and equipment in or about the Premises. Landlord shall have the right to require Tenant to install aesthetic screening reasonably designated by Landlord if the Roof Equipment is visible from street level. To the extent required with respect to the maintenance and repair of the Project or applicable laws, upon at least forty-five (45) days ‘prior written notice to Tenant, Landlord shall have the right to require Tenant to relocate, at Landlord’s sole cost, the Roof Equipment at any time to another location on the roof of the Pod 1 Building reasonably approved by Tenant, provided that such relocation will not materially and adversely affect the use of or otherwise materially and adversely interfere with the use of the Roof Equipment. Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty and Landlord shall use reasonable efforts to ensure that such contractor is competitively priced and reasonably available. In addition, subject to Landlord’s Rules and Regulations, Landlord shall grant Tenant and such contractors with access to the roof of the Project on a twenty-four (24) hour per day basis to inspect and service its equipment on the roof. Tenant’s installation and operation of the Roof Equipment shall be governed by the following terms and conditions: Tenant’s right to install, replace, repair, remove, operate and maintain the Roof Equipment shall be subject to all governmental laws, rules and regulations and Landlord makes no representation that such laws, rules and regulations permit such installation and operation. The location of the Roof Equipment shall be subject to Landlord’s reasonable approval, which shall not be unreasonably withheld, conditioned or delayed so long as such Roof Equipment will not, in Landlord’s reasonable discretion, have an adverse effect on the exterior appearance of the Pod 1 Building or the Project, adversely affect the structural portions of or building systems or operations of the Pod 1 Building (in which event Landlord may withhold its approval in its sole but good faith discretion). All plans for the Roof Equipment must be provided to and approved by Landlord. All costs of installation, operation and maintenance of the Roof Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Project’s electrical system) shall be borne by Tenant. It is expressly understood that, except as provided herein, Landlord retains the right to use the roofs of the Project (including the Pod 1 Building) for any purpose whatsoever. Tenant shall use the Roof Equipment so as not to cause any material interference to other tenants in the Project or with any other tenant’s Roof Equipment, to the extent such other tenant’s Roof Equipment is being operated on the roof prior to the installation of Tenant’s Roof Equipment and there is no subsequent modification to such other tenant’s Roof Equipment or the operation of same, and not to damage the Project or interfere with the normal operation of the Project. The Roof Equipment must be properly secured and installed so as not to be affected by high winds or other elements and must be properly grounded. The weight of the Roof Equipment may not exceed the load limits specified by Landlord’s architect or engineer and in no event may the Roof Equipment or any appurtenant wiring or cable interfere with or otherwise adversely affect the electrical, HVAC, mechanical, structural, life/safety or other systems of the Project. Except as expressly provided herein, Landlord makes no representation that the Roof Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of adjacent buildings) and Tenant agrees that Landlord shall not be liable to Tenant therefor. Tenant shall not lease or otherwise make the Roof Equipment available to any third party (except approved Transferees) and the Roof Equipment shall be only for Tenant’s or approved Transferees’ use in connection with the conduct of their business in the Premises. Tenant shall (i) be solely responsible for any damage caused as a result of the Roof Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Roof Equipment and comply with all reasonable precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Roof Equipment, except to the extent necessitated due to the negligence or willful misconduct of Landlord, its agents, employees, or contractors (but subject to the waivers described in Section 14(d)). The Roof Equipment shall remain the sole property of Tenant. Tenant shall remove the Roof Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Project upon such removal to the extent required by such work of removal. If Tenant fails to remove the Roof Equipment and repair the Project within thirty (30) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this clause (f) shall survive the expiration or earlier termination of this Lease. The Roof Equipment shall be deemed to constitute a portion of the Premises for purposes of Articles 13 and 14 of this Lease. Tenant shall not be required to pay Landlord any fee for use or operation of the Roof Equipment or the space used by the Roof Equipment, it being understood that Tenant is only responsible to pay or reimburse Landlord for the actual, reasonable, out-of-pocket expenses that Landlord incurs in connection with the Roof Equipment to the extent attributable to Tenant’s request for specific services. Landlord shall use reasonable diligence to restore any interruption in electrical service to the Roof Equipment promptly, but Tenant shall have no claim for lost business or lost profits or other damages due to any such interruption. Tenant acknowledges that Landlord may, as part of its maintenance and repair obligations at the Project, require a temporary interruption of electrical service that may cause a temporary disruption of service to the Roof Equipment. Landlord shall provide Tenant with no less than three (3) business day’s prior written notice of any such interruption, except in the event of an emergency but failure to provide such notice shall not constitute a default by Landlord hereunder. Landlord agrees to make a reasonable effort to schedule any such interruption outside the Project’s normal business hours.

(g) Project Amenities. Throughout the Term of this Lease, at no additional cost to Tenant or its employees (other than Tenant’s payment of Tenant’s Share of Operating Expenses as provided herein) the Common Areas shall contain the following for the non-exclusive use and enjoyment of Tenant and Tenant’s employees: (a) a “grab and go” café; (b) outdoor café seating; (c) fitness center and men’s and women’s shower facilities, and (d) a conference room (collectively, the “Amenities”) Landlord (or an operator selected by the Landlord) shall operate and maintain the Amenities in a manner consistent with other comparable office and laboratory buildings in the greater Boston suburban north market (“Comparable Buildings”). The Amenities may be unavailable from time to time on a temporary basis, without liability to Tenant and without affecting this Lease, due to construction activities, repairs, maintenance or alterations, Force Majeure, casualty or a change in the managing or operating company hired by Landlord. Use of the Amenities shall be subject to Landlord’s Rules and Regulations regarding the use thereof; including, without limitation, a requirement for execution of a waiver of liability and indemnity agreement by Tenant’s employees and invitees using the fitness center and shower facilities for Landlord’s benefit in form and substance reasonably satisfactory to Landlord.

ARTICLE 12
RIGHTS OF LANDLORD

(a) Right of Entry. Landlord and its agents shall have the right to enter the Premises at all reasonable times upon 24 hours prior written notice (except that no notice shall be required in the case of an emergency, notice of an unsafe condition or regularly scheduled service) for the purpose of examining or inspecting the Premises, determining whether Tenant is in compliance with its obligations hereunder, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Project, showing the same to prospective tenants (up to twelve (12) months prior to the end of the Term), lenders or purchasers of the Project, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may deem necessary or desirable. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key, or may forcibly enter in the case of an emergency, in each event without liability to Tenant and without affecting this Lease. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to have a representative present for any access by Landlord or any Landlord agents and Landlord and any Landlord agents shall abide by Tenant’s reasonable security requirements in exercising its rights under this Section 12(a), provided, however, Landlord’s access shall not be delayed or prevented if Tenant does not make such representative available at the designated time.

Tenant shall have the right to reasonably designate, by written notice to Landlord (together with a floor plan identifying the same), certain laboratory areas of the Premises (and expressly excluding any core areas of the Building necessary for operation of the Building or the performance Landlord’s obligations under Article 9) as secure areas to which Landlord shall not have access for purposes of showing such areas to third parties without being accompanied by a representative of Tenant (the “Secured Areas”) and provided Tenant makes such representative available at the identified time. Landlord may not enter such Secured Areas except (i) in the case of an emergency or notice of an unsafe condition, (ii) for purposes of performing any of the services, repairs, maintenance or replacements required of Landlord under this Lease, or (iii) in the event of a Landlord inspection or to show the Premises to prospective lenders or purchasers or, during the final twelve (12) months of the Lease Term, to prospective tenants (it being understood and agreed that prior to commencing any non-emergency inspection of the Secured Areas, Landlord shall be required to provide Tenant with two (2) business days’ prior written notice of the specific date and time of such Landlord inspection). Landlord shall not be responsible for any obligations under this Lease or applicable Laws with respect to the Secured Areas to the extent Landlord is not permitted reasonable and timely access by Tenant to the Secured Areas of the Premises and Tenant’s indemnity obligation under Section 13(a) shall apply to Tenant’s failure to provide Landlord with timely access to Secured Areas.

(b) Maintenance Work. Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant as otherwise provided herein: (i) to install, use, maintain, repair, replace, relocate and control for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, cabling, appurtenant fixtures, equipment spaces and mechanical systems, wherever located in the Premises or the Project, (ii) to alter, close or relocate any facility in the Premises or the Common Areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or otherwise, or to comply with any applicable Law. Landlord shall attempt to perform any such work with the least inconvenience to Tenant as is reasonably practicable, but in no event shall Tenant be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same, make any claim for constructive eviction or otherwise make any claim against Landlord for interruption or interference with Tenant’s business and/or operations.

ARTICLE 13
INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY

(a) Indemnity. To the fullest extent permitted by applicable Law, except to the extent caused by the negligence or willful misconduct of any Landlord Parties (as hereinafter defined) and subject to Section 14(d) below, Tenant shall indemnify, defend and hold Landlord and its members, officers, directors, employees, contractors, property manager and agents (collectively, “Landlord Parties”) harmless and release the Landlord Parties from any loss, cost, liability, damage or expense including, but not limited to, penalties, fines, attorneys’ fees and costs

(collectively, “Claims”) arising from or alleged to be arising from (i) the use of the Premises or the Project by Tenant or any of the Tenant Parties, or (ii) from the conduct of any Tenant Parties’ business or from any activity, work or thing which may be permitted or suffered by Tenant or any of the Tenant Parties in the Premises or the Project or (iii) any Hazardous Materials or other pollutants brought, generated, stored, used, installed, disposed of, spilled, released, emitted or discharged on, in or from the Premises, the Building or the Project, or allowed, permitted or suffered to be brought, generated, stored, used, installed, disposed of, spilled, released, emitted or discharged thereon, therein or therefrom, by Tenant or any Tenant Parties, in violation of Article 28 or otherwise and shall further indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all Claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any negligence or willful misconduct of Tenant or any of the Tenant Parties in or about the Project and from any and all costs, reasonable attorneys’ fees and costs, expenses and liabilities incurred in the defense of any Claim or any action or proceeding brought thereon, including negotiations in connection therewith. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties, excepting where the damage is caused solely by the gross negligence or willful misconduct of Landlord or the Landlord Parties. The “Tenant Parties” shall mean and include: any affiliate of Tenant, any subtenant, licensee or other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

Except to the extent caused by the negligence or willful misconduct of Tenant or any of the Tenant Parties and subject to Section 14(d) below, Landlord shall indemnify, defend and hold Tenant harmless from any Claims to the extent arising from or alleged to be arising from the gross negligence or willful misconduct of Landlord or any of the Landlord Parties in or about the Project and from any and all reasonable costs, reasonable attorneys’ fees and costs, expenses and liabilities incurred in the defense of any Claim or any action or proceeding brought thereon, including negotiations in connection therewith.

(b) Exemption of Landlord from Liability. Landlord and the Landlord Parties shall not be liable for injury to Tenant’s business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord’s negligence), or, except in connection with damage or injury resulting from the sole gross negligence and willful misconduct of Landlord or the Landlord Parties, for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from any cause whatsoever, including, but not limited to, fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems, or from intrabuilding cabling or wiring, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord and the Landlord Parties shall not be liable to Tenant for any damages arising from any willful or negligent action or inaction of any other tenant of the Project.

(c) Security. Tenant acknowledges that Landlord’s election whether or not to provide any type of mechanical surveillance or security personnel whatsoever in the Project is solely within Landlord’s discretion; Landlord and the Landlord Parties shall have no duty or liability in connection with the provision, or lack, of such services, and Tenant hereby agrees to hold Landlord and the Landlord Parties harmless with regard to any such potential claim. Landlord and the Landlord Parties shall not be liable for losses due to theft, vandalism, or like causes.

ARTICLE 14
INSURANCE

(a) Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the annual aggregate, including products liability coverage if applicable on a claims-made policy form, owners and contractors protective coverage, blanket contractual coverage including both oral and written contracts, and personal injury coverage, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) umbrella/excess liability insurance in an amount of not less than Ten Million Dollars ($10,000,000) for each occurrence and general aggregate; (iii) a policy of standard fire, extended coverage and special extended coverage insurance (special form), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and sprinkler leakage where sprinklers are provided in an amount equal to the 100% full replacement value new without deduction for depreciation of all (A) Improvements in the Premises whether installed by or for Tenant or otherwise existing in the Premises, including but not limited to all mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities, and (B) trade fixtures, furniture, equipment and other personal property installed by or for the Tenant or otherwise located in the Premises and any equipment and installations made by any Tenant Party outside of the Premises (collectively, the “Tenant Insured Property”) and with such policy naming Landlord as loss payee with respect to the Improvements and systems referenced in subclause (A) above; (iv) Worker’s Compensation and employers liability coverage as required by law and with limits of not less than $1,000,000, each accident, $1,000,000, disease policy limit, and $1,000,000, disease each employee (which policies shall contain waivers of subrogation in favor of Landlord); (v) boiler and machinery insurance on all boilers, pressure vessels, gas-fired equipment, air conditioning equipment installed by the Tenant and systems serving the Premises and, if not covered by the insurance described in subsection (iii), then the insurance specified in this subsection (v) shall be in an amount not less than one hundred percent (100%) of full replacement cost of such items; and (vi) business interruption, loss of income and extra expense insurance with coverage that will reimburse Tenant for all direct and indirect loss of income and changes and costs incurred arising out of all named perils insured against by Tenant’s policies of property insurance, including prevention of, or denial of use of or access to, all or any part of the Premises or Project as a result of those named perils sufficient to cover a period of interruption of not less than twelve (12) months of the loss of income, charges and costs contemplated under this Lease. Tenant acknowledges and agrees that, as of the Commencement Date, Landlord has agreed to conditionally waive, with respect to Tenant and the Premises, Landlord’s customary requirement that tenants in the Building carry pollution legal liability insurance. If Landlord reasonably determines during the Term that Tenant’s use of and/or research activities in the Premises have materially changed in a manner that materially increases the chemical and hazardous materials usage in the Premises, Landlord shall have the right to elect to require Tenant to if carry and maintain pollution legal liability insurance with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and shall be maintained without interruption from the effective date of such coverage until at least three (3) years after the expiration or termination of this Lease or after Tenant ceases to occupy the Premises, whichever is later. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including damage to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been damaged or destroyed; defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages; and diminution in value of the Project or any portion thereof. Such coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water and shall include coverage for transportation liability and non-owned offsite disposal locations. Claims-made coverage is permitted for Pollution Legal Liability insurance, provided the policy retroactive date is as of the effective date of such coverage, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord so long as such increased amounts and/or other types of insurance coverage are then generally required by comparable landlords of Comparable Buildings.

(b) Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, the Landlord Parties, Landlord’s property manager, Landlord’s lender(s) and such other persons or firms as Landlord specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. The deductible under each such policy shall be reasonably acceptable to Landlord. No such policy shall be cancelable or subject to reduction of coverage except after thirty (30) days’ prior written notice to Landlord by the insurer; provided, however, in the event Tenant’s insurer will not provide such notice, Tenant shall be obligated to provide Landlord with thirty (30) days’ prior written notice of such cancellation or reduction in coverage. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least five (5) days prior to the expiration of such policies, furnish Landlord with renewals certificate of insurance. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals in a timely manner and if such failure shall continue for more than three (3) business days after notice thereof from Landlord, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant within thirty (30) days after Tenant’s receipt of an invoice therefor, with interest (at the rate set forth in Section 20(e) below) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

(c) Landlord’s Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project (excluding Tenant Insured Property) in the amount of the full replacement cost without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the building. Additionally, Landlord may carry: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance Landlord may deem appropriate or any lender may require. Such insurance may be provided by group or blanket policies carried by Landlord.

(d) Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant hereby agree and hereby waive any and all rights of recovery against each other for loss or damage occurring to the Premises or the Building or any of Landlord’s or Tenant’s property contained therein regardless of the cause of such loss or damage to the extent that the loss or damage is covered by the injured party’s insurance or the insurance the injured party is required to carry under this Lease, whichever is greater. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of this waiver. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Section 14(a)(iii), and the first sentence of Section 14(c), to waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section.

(e) Compliance with Insurance Requirements. Tenant agrees that it will not, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises that will in any way tend to increase the insurance rates upon the Project. Notwithstanding anything to the contrary contained herein, Tenant shall not be liable for any increases in the rate of insurance unless such increases arise from Tenant’s particular manner of use of the Premises (as opposed to general office and laboratory use). Tenant agrees to pay Landlord forthwith, within thirty (30) days after Tenant’s receipt of an invoice therefor, the amount of any increase in premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body. Tenant shall also provide Landlord and Landlord’s insurer(s) with such information regarding the use of the Premises and any damage to the Premises as they may require in connection with the placement of insurance for the Premises or the adjusting of any losses to the Premises, provided that any non‑public information provided by Tenant with respect to Tenant’s use of the Premises shall be kept confidential. If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense, in accordance with all other Lease provisions (specifically including, but not limited to, the provisions of Article 9, 10 and 11 hereof), make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Tenant shall, at its own expense, comply with all insurance requirements applicable to the Premises including, without limitation, the installation of fire extinguishers or an automatic dry chemical extinguishing system.

ARTICLE 15
ASSIGNMENT AND SUBLETTING

Tenant shall have no right or power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant is a corporation, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership or limited liability company in excess of fifty percent (50%) in the aggregate shall be deemed a “Transfer” within the meaning and provisions of this Article 15, provided, however, a sale or other transfer of shares of stock (or any member interest if Tenant is a limited liability company) in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange or the sale or transfer of any stock of Tenant (or any member interest if Tenant is a limited liability company) being traded on a national securities exchange, shall not be deemed a Transfer for purposes of this Article 15. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

(a) That the proposed Transferee (as hereafter defined) shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:

(i) The use to be made of the Premises by the proposed Transferee is (A) not generally consistent with the tenancies in the Project, or (B) a use which conflicts with any so-called “exclusive” then in favor of another tenant of the Project or any other buildings which are in the same complex as the Project, or (C) a use that is not compatible with any existing certification or a planned future certification of the Project under the LEED rating system (or other applicable certification standard), or (D) a use which would be prohibited by any other terms of this Lease (including but not limited to any Rules and Regulations then in effect), or (E) a use other than any use expressly permitted under the Permitted Use;

(ii) With respect to an assignment, the financial responsibility of the proposed Transferee is not reasonably satisfactory to Landlord or in any event not at least equal to the financial responsibility possessed by Tenant as of the date of execution of this Lease;

(iii) The proposed Transferee is either a governmental agency or instrumentality thereof; or

(iv) Either the proposed Transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed Transferee (A) occupies space in the Project or any other buildings which are located in the same complex as the Project at the time of the request for consent, or (B) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date of the proposed Transfer, to lease space in the Project or any other buildings which are located in the same complex as the Project.

(b) Upon Tenant’s submission of a request for Landlord’s consent to any such Transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee, if any, and reasonable attorneys’ fees and costs incurred in connection with the proposed Transfer, which fees and costs will not exceed $3,000.00, unless Tenant or its Transferee materially negotiates Landlord’s form of consent agreement;

(c) That the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

(d) That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (“Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay Landlord fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the Transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease (beyond applicable notice and cure periods), such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated by Landlord in accordance with Article 20 below, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such consent provided by Landlord shall be effected on forms supplied by Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder (beyond applicable notice and cure periods); and (v) Tenant or the proposed subtenant or assignee (collectively, “Transferee”) shall agree to pay Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, as Additional Rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. “Transfer Premium” shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Basic Rental and Direct Costs payable by Tenant under this Lease during the term of the Transfer, after deducting reasonable actual out-of-pocket brokerage expenses incurred by Tenant and unamortized improvements, costs or allowances paid for by Tenant in connection therewith and any rental concessions or free rent periods (not in excess of six (6) months of free rent). If such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. The calculation of “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld, conditioned or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed Transferee.

(e) Notwithstanding anything to the contrary contained in this Article 15, in the case of a proposed assignment or sublease of 50% or more of the rentable area of the Premises for all or substantially all of the remainder of the then Term (i.e. if such sublease would expire with twelve (12) or fewer months remaining prior to the expiration of the Term and taking into account any extension option previously exercised by Tenant), Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after Landlord’s receipt of a request for consent to a proposed Transfer, to terminate this Lease as to the portion of the Premises that is the subject of the proposed Transfer. If this Lease is so terminated with respect to less than the entire Premises, the Basic Rental and Tenant’s Proportionate Share shall be prorated based on the number of rentable square feet retained by Tenant as compared to the total number of rentable square feet previously contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same. Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that Landlord will be exercising its rights hereunder, Tenant shall have the right, for a period of five (5) business days following receipt of such notice from Landlord, time being of the essence, to notify Landlord in writing that it wishes to withdraw such offer and, in such event, this Lease shall continue in full force and effect and Tenant will not enter into the proposed Transfer. The provisions of this Section 15(e) shall not apply to any Permitted Transfers (as hereinafter defined).

(f) Notwithstanding anything to the contrary contained in this Article 15, provided no Event of Default has occurred and is then continuing, Tenant shall have the right to assign this Lease, sublet or enter into any type of use or occupancy agreement for all or any portion of the Premises without Landlord’s consent (a “Permitted Transfer”), but with no less than thirty (30) days’ prior notice to Landlord, to (i) an Affiliate of Tenant, (ii) another Flagship Pioneering Portfolio Company (as hereinafter defined) or (iii) any entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s stock or assets are transferred (any of the foregoing, a “Successor Entity”); provided, however, that in any such event: (a) use of the Premises shall be for any use under the Permitted Use; (b) in the event of any Permitted Transfer which is an assignment of this Lease to an Affiliate of Tenant or Successor Entity or a Flagship Pioneering Portfolio Company, the assignee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the greater of the Net Worth of Tenant on the date of execution of this Lease or the Net Worth of Tenant on the day that is three (3) months prior to the effective date of such Transfer, and Landlord has been provided with financial statements or evidence otherwise reasonably satisfactory to Landlord of the same; and (c) any such Transfer under clauses (i) or (ii) above shall be for an independent business purpose and not a means to circumvent the provisions of this Article 15. The term “Affiliate” shall mean any entity that is controlled by, controls or is under common control with, Tenant. If any Affiliate of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be an Affiliate of Tenant, such cessation shall be considered an assignment or subletting requiring Landlord’s consent in accordance with the standards set forth in Article 15. “Control,” as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity. A “Flagship Pioneering Portfolio Company” shall mean an entity that is being funded in whole or in part by Flagship Pioneering, Inc. (“FPI”) or one or more investment funds managed by FPI, or managed by an entity under common control with FPI.

ARTICLE 16
DAMAGE OR DESTRUCTION

If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be repaired by Landlord (exclusive of Tenant’s furniture, furnishings, trade fixtures or equipment) to the extent such insurance proceeds are available therefor and provided such repairs can, in Landlord’s sole opinion, be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord, without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). However, if the damage is due to the fault or neglect of Tenant, its employees, agents, contractors, guests, invitees and the like, there shall be no abatement of rent, unless and to the extent Landlord receives rental income insurance proceeds. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(iii)(A) above for the Tenant Insured Property (exclusive of Tenant’s furniture, furnishings, trade fixtures or equipment); provided, however, that if the cost of repair of the Tenant Insured Property within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord’s repair of such damage. If repairs cannot, in Landlord’s opinion, be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (i) make such repairs in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, if the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage. In no event shall a closure of the Project to protect public health constitute damage as used in this Article 16, and a casualty shall only be deemed to occur where the physical or structural integrity of the Premises or the Project is directly damaged or degraded. In addition, a casualty shall not be deemed to occur merely because Tenant, or any other tenant of the Project, cannot productively use the Premises, or other premises of the Project, respectively, that otherwise remains physically usable. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under any present or future Law that purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement is hereby waived by the parties and shall have no application.

If the Building is damaged by fire or casualty, and either (i) such fire or casualty damages to the Premises or renders the Premises inaccessible, as the case may be, and such damage cannot, in the ordinary course, reasonably be expected to be repaired within one (1) year after the date of such casualty as reasonably determined by Landlord’s contractor, or (ii) if such casualty materially affects the Premises and occurs during the last Lease Year of the Term (as it may have been extended), and such fire or casualty damage to the Premises cannot reasonably be expected to be repaired or restored within ninety (90) days from the date of the casualty, then Tenant shall have the right, by giving notice to Landlord not later than forty-five (45) days after Tenant receives a written notice from Landlord estimating the time to repair such damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

ARTICLE 17
SUBORDINATION

This Lease is subject and subordinate to all existing and future ground or underlying leases, mortgages and deeds of trust which affect the Real Property, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the mortgagee under such mortgage or deed of trust, such mortgagee’s successor purchaser or any of their successors or assigns upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; provided, however, that, subject to the following sentence, such mortgagee or its successor shall not be liable for or bound by (i) any payment of any rent installment which may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but such mortgagee, or such successor, shall be subject to the continuing obligations of Landlord under this Lease to the extent arising from and after such succession to the extent of such mortgagee’s or such successor’s interest in the Project), (iii) any credit, claims, setoffs or defenses which Tenant may have against Landlord, (iv) any modification or amendment to this Lease for which such mortgagee’s consent is required, but has not been obtained, under a mortgage or deed of trust or (v) any obligation under this Lease to maintain a fitness facility at the Project, if any. Tenant, upon the reasonable request by such mortgagee or such successor in interest, shall execute and deliver within fifteen (15) business days of such request an instrument or instruments confirming such attornment. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee, deed of trust beneficiary and mezzanine lender whose address has been provided to Tenant in advance and Tenant shall provide such mortgagee, deed of trust beneficiary and mezzanine lender a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. As a condition precedent to the future subordination of this Lease to a future mortgage or deed of trust, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement (an “SNDA”) in favor of Tenant from any mortgagee or beneficiary who comes into existence after the Effective Date on the mortgagee’s standard form of SNDA provided such form contains commercially reasonable terms and conditions, including a provision that, so long as Tenant is paying the rent due under this Lease and is not otherwise in default under this Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect. Landlord represents that, as of the date of this Lease, there is no mortgage or deed of trust encumbering the Project.

ARTICLE 18
EMINENT DOMAIN

If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord’s option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant’s business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Any governmental action requiring businesses to close temporarily shall not be considered a condemnation or eminent domain hereunder, and any governmental action for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation) shall not be considered a temporary taking for “public use” entitling Tenant to any government compensation, rental abatement or other remedy. Tenant, hereby irrevocably waives and releases its rights under any present Law that purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement is hereby waived by the parties and shall have no application.

ARTICLE 19
DEFAULT

Each of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder, or occurrences, shall constitute an “Event of Default”:

(a) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5) calendar days after written notice from Landlord that the same is past due;

(b) Except as set forth in items (a) above and (c) through and including (g) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure, provided, however, that if such cure cannot reasonably be effected within such thirty (30) day period and Tenant begins such cure promptly within such thirty (30) day period and is pursuing such cure in good faith and with diligence and continuity during such thirty (30) day period, then, except in the event of an emergency, Tenant shall have such additional time as is reasonably necessary (not to exceed ninety (90) days in the aggregate) to effect such cure;

(c) Intentionally omitted;

(d) The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created;

(e) The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant’s property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within sixty (60) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor of this Lease;

(f) Tenant’s failure to cause to be released any mechanics liens filed against the Premises or the Project within thirty (30) days after the date the same shall have been filed or recorded; or

(g) Tenant’s failure to maintain the insurance coverages required under the provisions of Article 14 or to observe or perform its obligations under the provisions of Article 17 or 25 of this Lease and such failure is not cured within five (5) business days after written notice from Landlord.

All defaults by Tenant of any covenant or condition of this Lease shall be deemed by the parties hereto to be material.

ARTICLE 20
REMEDIES

(a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to the sum of (i) the worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus (ii) the costs of restoring the Premises to the condition required under the terms of this Lease; plus, (iii) an amount (the “Election Amount”) equal to the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present fair market rental value of the Premises as reasonably determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of Boston at the time of the award plus one (1) percentage point. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty. As used in item (i), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Section 30(e), below, but in no case greater than the maximum amount of such interest permitted by law.

(b) Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c) Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord’s rights and remedies hereunder. Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant (beyond applicable notice and cure periods), Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy. In addition, in the event of any eviction moratorium, to the extent otherwise allowed by law, Landlord may keep this Lease in effect and sue for rent damages (including suing guarantors) and otherwise exercise Landlord’s rights and remedies under this Lease including, without limitation, Landlord’s right to apply or draw upon any security deposit, letter of credit or other security enhancements. Tenant hereby expressly waives any and all rights of redemption granted by or under any present laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(e) Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of twelve percent (12%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to five percent (5%) of the amount overdue shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment; provided, however, Landlord shall waive such late charge for the first late payment in any twelve (12) month period so long as Tenant shall pay such late payment within five (5) days following Landlord’s written notice to Tenant of the occurrence of such late payment; and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease.

(f) In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedies shall be an action for specific performance or action for actual damages. Without limiting any other waiver by Tenant which may be contained in this Lease, Tenant hereby waives the benefit of any law granting it the right to perform Landlord’s obligation, or the right to terminate this Lease on account of any Landlord default.

ARTICLE 21
TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord from and after the date of such transfer, including furthermore without limitation, the obligation of Landlord under Article 4 above to return the security deposit, provided said security deposit is transferred to said transferee. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within fifteen (15) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

ARTICLE 22
BROKER

In connection with this Lease, Tenant warrants and represents that it has had dealings only with the Brokers set forth in Section 1.H. of the Basic Lease Provisions and that it knows of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold Landlord harmless from and against any and all loss, liability and expenses that Landlord may incur should such warranty and representation prove incorrect, inaccurate or false. Landlord warrants and represents that it has had dealings only with the Brokers and that it knows of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold Tenant harmless from and against any and all loss, liability and expenses that Tenant may incur should such warranty and representation prove incorrect, inaccurate or false. Landlord shall be solely responsible for the payment of any brokerage commissions to the Brokers pursuant to separate agreement(s) between Landlord and the Brokers.

ARTICLE 23
PARKING

Beginning on the Commencement Date and continuing throughout the Term of this Lease, Tenant shall have the right to use, on a non-exclusive, unreserved, first-come, first-serve basis, the number of parking spaces set forth in Section 1.I. of the Basic Lease Provisions, at no additional cost (except for Tenant’s Proportionate Share of Operating Costs). Tenant agrees not to overburden the parking areas and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord may designate parking facilities at the Project for the handicapped and visitors to the Project. Landlord may install signage or implement a pass or sticker system to control parking use, and may employ valet parking (including by use of off-site premises) to meet the requirements of this Section. To the extent applicable to Tenant’s use of the parking spaces, the provisions of this Lease shall apply, and Landlord may promulgate reasonable rules and regulations of general applicability from time to time with respect to such use. Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked in the parking facilities or to any personal property therein, however caused, and Tenant agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease (beyond applicable notice and cure periods). Landlord specifically reserves the right to (i) designate certain areas of the parking facility as reserved for certain occupants or visitors, or (ii) change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with a Transfer pursuant to Article 14 above.

ARTICLE 24
WAIVER

No waiver by Landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. No provision of this Lease may be waived by Landlord, except by an instrument in writing executed by Landlord. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.

ARTICLE 25
ESTOPPEL CERTIFICATE

Tenant shall, at any time and from time to time, upon not less than ten (10) business days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Tenant’s failure to deliver such statement within such time shall constitute an admission by Tenant that all statements contained therein are true and correct. Furthermore, if Tenant fails to timely deliver an estoppel certificate to Landlord pursuant to the terms of this Article 25, then without limiting any other rights and remedies of Landlord, Landlord shall have the right to charge Tenant an amount equal to $250 per day for each day thereafter until Tenant delivers to Landlord an estoppel certificate pursuant to the terms hereof. Tenant acknowledges and agrees that (A) such charge compensates Landlord for the administrative costs caused by the delinquency, and (B) Landlord’s damage would be difficult to compute and the amount stated above represents a reasonable estimate of such damage.

ARTICLE 26
LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the then equity interest of Landlord in and to the Project. No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises. In no event shall Landlord ever be liable to Tenant or any of the Tenant Parties for any loss of business, lost profit or any other indirect or consequential damages suffered by Tenant or any of the Tenant Parties from any cause whatsoever.

ARTICLE 27
INABILITY TO PERFORM

This Lease and the obligations of Landlord and Tenant hereunder shall not be affected or impaired because a party is prevented from fulfilling any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay, stoppage due to strikes, lockouts, acts of God, terrorism (or credible threat thereof), fire, earthquake, floods, hurricanes, tornadoes, explosion, action of the natural elements, war, hostilities, invasion, insurrection, riot, mob violence, sabotage, epidemic or pandemic (or credible threat thereof), eviction moratoria, public health emergencies, permitting delays by governmental agencies, inspection delays by governmental agencies, inability to procure or general shortage of labor, equipment, facilities, materials or supplies, failure of transportation, action of labor unions, condemnation, requisition, laws, orders of government or civil or military or naval authorities, or evacuation or, whether similar or dissimilar to the foregoing, any other cause previously, or at such time, beyond the reasonable control of the performing or obligated party (collectively, a “Force Majeure”) and the time for performance of Landlord’s and Tenant’s obligations (excluding any monetary payments, such as, by way of example only, Basic Rental and the Allowance and Tenant’s obligation to vacate and surrender the Premises upon expiration or earlier termination of this Lease) under this Lease, including all Exhibits, shall be suspended for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. For the avoidance of doubt, no Force Majeure event shall delay or excuse the timely payment of any items of Rent or other sums due under this Lease by Tenant or Landlord and financial disability or hardship shall never constitute a Force Majeure event.

ARTICLE 28
HAZARDOUS WASTE

(a) Except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire (defined in Section 28(f) below), Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(d) below) to be brought, kept, produced, generated, stored, manufactured, blended, handled, recycled, Released (as such term is defined below) or used in or about the Project by Tenant or any of the Tenant Parties. For purposes of this Article 28, references to “Tenant” shall include all of the Tenant Parties. Tenant indemnifies Landlord and the Landlord Parties from and against any breach by Tenant of the obligations stated in the preceding sentence, and from Tenant’s use, storage and/or disposal of any “medical or biological waste,” or other waste as provided in Section 28(d)(ix) below, and agrees to defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, reasonable attorneys’ fees and costs, reasonable consultant fees, and reasonable expert fees) which arise during or after the Term of this Lease as a result of such breach. This indemnification of Landlord and the Landlord Parties by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project resulting from a breach by Tenant of this Article 28. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project, then subject to the provisions of Articles 9, 10 and 11 hereof and Section 28(k) below, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided however, Landlord shall also have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to Hazardous Material in or about the Project due to Tenant’s breach of its obligations pursuant to this Section 28(a), and to charge Tenant, as Additional Rent, for the costs thereof. For purposes of this Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Material into the environment. As defined in Environmental Laws, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Material brought on the Premises or the Project by Tenant and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(b) Landlord and Tenant acknowledge that Landlord may become legally liable for the costs of complying with Laws (as defined in Section 28(e) below) relating to Hazardous Material which are not the responsibility of Landlord or the responsibility of Tenant, including the following: (i) change in Laws which relate to Hazardous Material which make that Hazardous Material which is present on the Real Property as of the effective date of this Lease, whether known or unknown to Landlord, a violation of such new Laws; (ii) Hazardous Material that migrates, flows, percolates, diffuses, or in any way moves on to, or under, the Project after the effective date of this Lease; or (iii) Hazardous Material present on or under the Project as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Project by other lessees of the Project or their agents, employees, contractors, or invitees, or by others. Accordingly, Landlord and Tenant agree that the cost of complying with Laws relating to Hazardous Material on the Project for which Landlord is legally liable and which are paid or incurred by Landlord shall be an Operating Cost (and Tenant shall pay Tenant’s Proportionate Share thereof in accordance with Article 3) unless the cost of such compliance as between Landlord and Tenant, is made the responsibility of Tenant pursuant to Section 28(a) above. To the extent any such Operating Cost relating to Hazardous Material is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties or other action, Tenant shall be entitled to a proportionate reimbursement to the extent it has paid its share of such Operating Cost to which such recovery or reimbursement relates.

(c) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves a material change or increase in the generation, storage, use, treatment, or disposal of Hazardous Materials; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee’s actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

(d) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the Commonwealth of Massachusetts or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as “Hazardous waste” under Section 2 of M.G.L. c. 21C (Massachusetts Hazardous Waste Management Act), (ii) defined as a “Hazardous material,” “Oil” or “Substantial hazard” under Section 2 of M.G.L. c. 21E (Massachusetts Oil and Hazardous Material Release Prevention Act), (iii) defined as “Acutely Hazardous Waste,” “Hazardous Waste,” “Hazardous Debris,” “Mixed Waste” or “Universal Waste” under 310 Code of Massachusetts Regulations, §§ 30.000 et. Seq (Hazardous Waste), (iv) petroleum, (v) asbestos, (vi) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (vii) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), or (viii) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), (ix) defined as a “medical or biological waste,” “unprocessed liquid pathological waste,” other waste under 105 Code of Massachusetts Regulations, §§ 480.000 et. Seq (Minimum Requirements for the Management of Medical or Biological Waste); provided, however, that Tenant shall be authorized to use and/or store such waste described in this Section (d)(ix) in such amounts as are reasonably necessary for the operation of Tenant’s medical practice, but Tenant shall be solely responsible, at its sole cost and expense, for the lawful disposal of such medical waste, subject to the indemnification provision of Section 28(a) hereof.

(e) As used herein, the term “Environmental Laws” means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(d) above.

(f) Landlord acknowledges that it is not the intent of this Article 28 to prohibit Tenant from operating in the Premises for the Permitted Use consistent with the terms of this Lease. Tenant may operate its business according to the custom of the industry so long as the use or presence of any Hazardous Material is strictly and properly monitored and accomplished according to all applicable Laws. In all events Tenant shall comply with all applicable provisions of the standards of the U.S. Department of Health and Human Services as further described in the USDHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) as it may be further revised, or such nationally recognized new or replacement standards as may be reasonably selected by Landlord. As a material inducement to Landlord to allow Tenant to use Hazardous Material in connection with its business, Tenant agrees to deliver to Landlord prior to the date Tenant commences business in the Premises a fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises (“Environmental Questionnaire”) in the form of Exhibit “F” attached hereto. Tenant shall deliver to Landlord an updated Environmental Questionnaire at least once each calendar year and shall also deliver an updated Environmental Questionnaire before any new Hazardous Material is brought onto the Premises or on or before the date Tenant obtains any additional permits or approvals for Hazardous Material. If any information provided to Landlord by Tenant on an Environmental Questionnaire, or otherwise relating to information concerning Hazardous Material is false, intentionally incomplete, or misleading in any material respect, the same shall be deemed an Event of Default by Tenant under this Lease. Landlord’s prior written consent shall be required with respect to any Hazardous Material used for the Premises not described on the initial Environmental Questionnaire, which consent may be withheld in Landlord’s sole discretion. All manifests relating to the storage and/or removal or transportation of Hazardous Material shall belong solely to Tenant and Landlord shall have absolutely no obligation in connection therewith. Tenant shall at all times throughout the Term, maintain a contract with a reputable hazardous materials transportation company for the containment, removal and transportation of any Hazardous Material. Tenant shall not install or permit any underground storage tank at the Premises or the Project. Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion in the event that (i) any anticipated use of the Premises by Tenant involves the generation or storage, use, treatment or disposal of Hazardous Material in a manner or for a purpose prohibited by any governmental agency or authority; (ii) Tenant has been required by any lender or governmental authority to take remedial action in connection with Hazardous Material contaminating the Premises if the contamination resulted from Tenant’s actions or use of the Premises (unless Tenant is diligently seeking compliance with such remedial action); or (iii) Tenant is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material on the Premises (unless Tenant is diligently seeking compliance with such enforcement order). At any time prior to the expiration of the Term and upon Landlord’s reasonable belief that certain Hazardous Material tests are advisable, Landlord shall have the right following notice (except in the event of an emergency) to enter upon the Premises in accordance with Section 12(a) in order to conduct appropriate tests and to deliver to Tenant the results of such tests to attempt to demonstrate that contamination has occurred as a result of Tenant’s use of the Premises.

(g) Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) Tenant becomes aware of the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises or the Project (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises or the Project, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Material in, on, under, from, about or in the vicinity of the Premises or the Project, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”. Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports received by Tenant in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises or the Project that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises or the Project under any Laws. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord, the Premises or the Project without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim.

(h) Without limiting the generality of Tenant’s obligation to comply with applicable Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Material used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Material management plans and programs, any and all Hazardous Material risk management and pollution prevention programs, and any and all Hazardous Material emergency response and employee training programs respecting Tenant’s use of Hazardous Material. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Material and showing to Landlord’s satisfaction compliance with all Laws and the terms of this Lease. Landlord shall keep any non-public information provided by Tenant pursuant to the preceding sentence confidential, and shall not disclose the same other than (i) on a need to know basis to Landlord, its existing and prospective investors, purchasers, lenders, and their respective officers, employees and consultants, all of whom shall be instructed to keep such information confidential, (ii) to the extent required by applicable Laws or by any administrative, governmental or judicial proceeding, or (iii) in connection with a dispute between Landlord and Tenant.

(i) Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform environmental assessments of a scope reasonably determined by Landlord, including without limitation, a Phase I Environmental Site Assessment (an “Environmental Assessment”) to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Material. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Article 28, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after Tenant’s receipt of written demand therefor.

(j) At or prior to the expiration or earlier termination of the Term, Landlord may require that Tenant, at Tenant’s sole cost and expense: (i) cause an Environmental Assessment of the Premises and the Project to be conducted in accordance with Section 29(f)(i); (ii) cause all Hazardous Material to be removed from the Premises and the Project and disposed of in accordance with all Laws and as necessary to allow the Premises to be used for any purpose; and (iii) cause to be removed all containers installed or used by Tenant or any of its agents, contractors, employees or invitees or customers to store any Hazardous Material on the Premises, and cause to be repaired any damage to the Premises and the Project caused by such removal.

(k) If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Material as to which Tenant has a removal or remediation obligation under this Article 28, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Material is required, Tenant shall immediately prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises and the Project are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Material in accordance with all Laws and as required by such plan and this Lease. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises and the Project, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor.

(l) Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Basic Rental or Additional Rent due or accruing under this Lease during any such Clean-up.

(m) Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Material in accordance with applicable Laws.

(n) Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 5) until Tenant has fully complied with its obligations under this Article 28.

(o) Unless compelled to do so by applicable Law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises or the Project to any person or entity (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by applicable Law, it shall provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 28(o).

(p) Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports in Tenant’s possession regarding Tenant’s activities with respect to the Premises, the Project, or ground water beneath the Real Property, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

(q) Tenant shall be responsible for posting on the Premises any signs required under applicable Laws. Tenant shall also complete and file any business response plans or inventories required by any applicable Laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

(r) Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Article 28 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Article 28 have been completely performed and satisfied.

(s) Landlord represents to Tenant that, to the best of Landlord’s actual knowledge as of the date hereof, the Project does not currently contain any Hazardous Material in violation of any existing applicable Laws. As used herein, the phrase “actual knowledge” shall mean the actual knowledge of Landlord’s property manager for the Project, without investigation or inquiry or duty of investigation or inquiry. Landlord shall be responsible, at Landlord’s sole cost and expense (and not as a part of Operating Costs), to remove, abate or remediate any Landlord’s Hazardous Materials. The term “Landlord’s Hazardous Materials” shall mean Hazardous Materials which are present in, on, under or about the Project or Premises as of the date of this Lease or which are released or brought in, on, under or about the Project or Premises by Landlord or any agent, employee, or contractor of Landlord. Landlord’s Hazardous Materials shall specifically not include any Hazardous Materials released, disturbed, transported, stored, generated or used by Tenant or any agent, representative, contractor, invitee, vendor, customer or employee of Tenant in connection with or related to any dealings with Tenant at the Project after the Effective Date of this Lease or any Hazardous Materials released, disturbed, transported, stored, generated or used by any other tenant or occupant of the Project.

ARTICLE 29
SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear, casualty, condemnation and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, movable glass washing equipment and autoclaves, telecommunications and data equipment, cabling and wiring and other articles of personal property in the Premises, except any items required to remain in the Premises pursuant to Section 29(d) below. Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises, provided that Landlord shall have the right to either (I) cause Tenant to perform said repair work, or (II) perform said repair work itself, at Tenant’s expense (with any such costs incurred by Landlord to be reimbursed by Tenant to Landlord within thirty (30) days following written demand therefor from Landlord).

(c) Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant’s default (beyond applicable notice and cure periods)), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys’ fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

(d) All (i) fixtures, Alterations and other Improvements and/or appurtenances attached to or built into the Premises prior to or during the Term (including, without limitation, all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, plumbing systems, security systems, electrical systems, lighting systems, all fixtures and outlets and for all telephone, radio and television purposes, and any special flooring or ceiling installations), and (ii) all built-in machinery, built-in casework and cabinets or other similar additions, equipment, property or improvements built into the Premises, so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in or walk-in cold rooms, built-in or walk-in warm rooms, deionized water systems, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch (collectively, “Laboratory Reusable Installations”), shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, and shall not be removed by Tenant at any time and shall remain in and be surrendered with the Premises as part thereof, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless (i) otherwise expressly provided for in this Lease to be removed by Tenant upon the expiration or earlier termination of this Lease, or (ii) such Alteration or other Improvement is reasonably determined by Landlord to be a Specialty Improvement and Landlord elected to require removal of such Specialty Improvement at the time Landlord approved such Specialty Improvement in accordance with Section 9(e) above. Tenant shall be deemed during the period that Tenant or Landlord, as the case may be, performs any obligations relating to the surrender of the Premises as required under this Lease to be in holdover under Article 5 of this Lease.

(e) Landlord agrees that all of the equipment currently located in the Premises set forth on Exhibit “I” shall not be removed by Landlord and shall be delivered to Tenant together with the Premises (“Initial Equipment”). Notwithstanding anything to the contrary in this Lease, Landlord and Tenant acknowledge and agree that, as set forth on Exhibit “F” attached hereto and made a part hereof, certain of the Initial Equipment shall remain in the Premises following the expiration or earlier termination of this Lease and become Landlord’s property (“Non-Removal Equipment”) and certain equipment in the Premises shall be removed by Tenant at Tenant’s sole cost and expense upon the expiration or earlier termination of this Lease (“Removal Equipment”) in which case Tenant shall repair any damage to the Premises resulting from such removal. If Tenant has additional equipment (“Additional Equipment”) installed in the Premises that is not identified on Exhibit “F”, prior to the installation of such Additional Equipment, Landlord shall determine whether such Additional Equipment shall remain or be removed by Tenant from the Premises upon the expiration or earlier termination of this Lease. Tenant shall have the exclusive right to use the Initial Equipment in the Premises during the Term and shall maintain and repair the Non-Removal Equipment in the same condition as received, reasonable wear and tear excepted. Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises, provided that Landlord shall have the right to either (I) cause Tenant to perform said repair work, or (II) perform said repair work itself, at Tenant’s expense (with any such costs incurred by Landlord to be reimbursed by Tenant to Landlord within three (3) business days following written demand therefor from Landlord).

(f) Notwithstanding anything to the contrary contained in this Lease, if any portion of the Premises is used as a laboratory (“Lab Space”), then at least thirty (30) days prior to Tenant’s surrender of possession of the Premises (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), Tenant shall provide Landlord with a facility decommissioning and Hazardous Material closure plan for the Lab Space which complies with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards) (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, in a form reasonably acceptable to Landlord. The Exit Survey must confirm that the Lab Space is in a clean and safe condition and free and clear of any Hazardous Material caused by Tenant or any Tenant Party and shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results of the decommissioning and closure plan. In addition, at least ten (10) days prior to Tenant’s surrender of possession of any Lab Space, Tenant shall (i) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Laws (e.g., decommissioning of any radioactive licenses) and relating to any Hazardous Material used at the Premises, and (ii) conduct a site inspection with Landlord. Landlord may require that Tenant provide an Environmental Assessment for the Project upon Tenant’s surrender of the Premises in addition to the Exit Survey. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey (and the Environmental Assessment as applicable) in accordance with a remediation plan reasonably approved by Landlord pursuant to Section 28(k). Tenant’s obligations under this Section 29(f) shall survive the expiration or earlier termination of this Lease.

ARTICLE 30
MISCELLANEOUS

(a) SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS AND ANY ADDENDUM ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT’S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.

(b) Attorneys’ Fees; Waiver of Jury Trial.

(i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit and such attorneys’ fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Tenant shall also reimburse Landlord for all costs incurred by Landlord in connection with enforcing its rights under this Lease against Tenant following a bankruptcy by Tenant or otherwise, including, without limitation, reasonable legal fees, reasonable experts’ fees and expenses, court costs and reasonable consulting fees.

(ii) Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorneys’ fees and costs incurred by Landlord in connection with such litigation.

(iii) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(c) Time of Essence. Each of Tenant’s covenants herein is a condition and time is of the essence with respect to the performance of every provision of this Lease.

(d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

(e) Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the Project thereabove have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wiring and cabling leading through, under or above the Premises or throughout the Project in locations which will not materially interfere with Tenant’s use of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord.

(f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

(g) Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant’s address) without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. In the event that Landlord undertakes any additional improvements on the Real Property including but not limited to new construction or renovation or additions to the existing improvements, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant’s business caused thereby and Landlord agrees to use reasonable efforts to not unreasonably interfere with Tenant’s operations at the Premises in connection with such construction, renovation or addition.

(h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations (“Rules and Regulations”) attached to this Lease as Exhibit “B” and made a part hereof, and such other Rules and Regulations as Landlord may from time to time reasonably adopt and provide written notice thereof to Tenant for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. To the extent there are any inconsistencies between the provisions of this Lease and the Rules and Regulation, the terms and conditions of this Lease shall control. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant.

(i) Quiet Possession. Provided that no Event of Default has occurred, Tenant shall have the right to lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant, subject to all of the provisions of this Lease. The foregoing covenant of quiet enjoyment is in lieu of any other covenant of quiet enjoyment, express or implied.

(j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

(k) Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt (or refusal to accept delivery) or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery (or refusal to accept delivery), addressed to Tenant at the Premises or to Landlord as follows:

IQHQ-4 CORPORATE, LLC

c/o IQHQ, L.P.

674 Via De La Valle, Suite 206

Solana Beach, CA 92075

Attn:

With a copy to:

c/o IQHQ, L.P.

674 Via de la Valle, Suite 206

Attn: Legal Department

Solana Beach, CA 92075

Email:

If to Tenant:

GENERATE BIOMEDICINES, INC.

c/o Flagship Pioneering, Inc.

55 Cambridge Parkway, Suite 800E

Cambridge, MA 02142

Attention:

Email:

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:

Email:

Either party may by notice to the other specify a different address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant. A copy of all notices to be given to Tenant hereunder shall be concurrently transmitted by Landlord to such party hereafter designated by notice from Tenant to Landlord.

(m) Intentionally omitted.

(n) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent, except as otherwise expressly provided in this Lease. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate specified in Section 20(e) above from the date of such payment by Landlord, shall be payable to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

(o) Access, Changes in Project, Facilities, Name.

(i) Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, the rooftop, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises or within the Project used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.

(ii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable provided that such changes do not materially adversely affect Tenant’s use of or access to the Premises or materially decrease its rights or materially increase obligations set forth in this Lease.

(iii) Landlord may adopt any name for the Project and Landlord reserves the right, from time to time, to change the name and/or address of the Project at any time.

(p) Signing Authority. If Tenant is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with: (i) if Tenant is a corporation, a duly adopted resolution of the Board of Directors of said corporation or in accordance with the By-laws of said corporation, (ii) if Tenant is a partnership, the terms of the partnership agreement, and (iii) if Tenant is a limited liability company, the terms of its operating agreement, and that this Lease is binding upon said entity in accordance with its terms.

(q) Identification of Tenant.

(i) If Tenant constitutes more than one person or entity, (A) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, and (B) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally.

(ii) If Tenant is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two or more persons, individually and as co-partners of a partnership) pursuant to Article 15 hereof (any such partnership and such persons hereinafter referred to in this Section 30(q)(ii) as “Partnership Tenant”), the following provisions of this Lease shall apply to such Partnership Tenant:

(A) The liability of each of the parties comprising Partnership Tenant shall be joint and several.

(B) Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to the Landlord, and by notices, demands, requests or other communication which may hereafter be given, by the individual or individuals authorized to execute this Lease on behalf of Partnership Tenant under Subparagraph (p) above.

(C) Any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.

(D) If Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.

(E) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause (D) of this Section 30(q)(ii) or relieve any such new partner of its obligations thereunder).

(r) Intentionally omitted.

(s) Survival of Obligations. Any obligations of Tenant occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(t) Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information (the “Confidential Information”). Tenant shall keep the Confidential Information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants and any proposed Transferees. Notwithstanding the foregoing, Landlord acknowledges that Tenant shall have the right to disclose such Confidential Information to prospective subtenants and assignees, advisors, investors, lawyers, accountants, lenders, bankers and their respective employees provided that such disclosure is made under an obligation of confidentiality, and to disclose only such Confidential Information as may be necessary to enforce the terms and conditions of this Lease and to the extent that such disclosure is required by Law (including but not limited to as may be required by applicable securities laws) or court order or by discovery rules in any legal proceeding. Nothing contained in this Lease is intended to prohibit Tenant from filing this Lease with the Securities and Exchange Commission (“SEC”) to the extent that Tenant is required to do so pursuant to applicable SEC requirements.

(u) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. No conflicts of law rules of any state or country (including, without limitation, Massachusetts conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than Massachusetts. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the Commonwealth of Massachusetts, with venue in the county in which the Project is located. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the Commonwealth of Massachusetts in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by Massachusetts law and consent to the enforcement of any judgment so obtained in the courts of the Commonwealth of Massachusetts on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of the Commonwealth of Massachusetts were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(v) Office of Foreign Assets Control. Tenant certifies to Landlord that (i) Tenant is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control, and (ii) Tenant shall not assign this Lease or sublease to any such person or entity or anyone acting on behalf of any such person or entity. Landlord shall have the right to conduct all reasonable searches in order to ensure compliance with the foregoing. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims arising from or related to any breach of the foregoing certification.

(w) Financial Statements. Unless Tenant is a publicly traded company, in which case this Section 30(w) shall not apply to Tenant while Tenant is publicly traded and its financial statements are publicly availiable, within ten (10) business days after Tenant’s receipt of Landlord’s written request (which request may be made no more often than one time every twelve (12) month period provided that such limitation shall not apply in the event of a sale or financing of any of Landlord’s interest in the Lease or the Premises), Tenant shall provide Landlord with Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements, certified by an officer of Tenant as being true and correct in all material respects. The foregoing shall be prepared in accordance with generally accepted accounting principles (“GAAP”).

(x) Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

(y) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to set off of any of the rent or other amounts owing hereunder against Landlord.

(z) Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(aa) Non-Discrimination. Tenant herein covenants that Tenant and its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions:

“That there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant, or any person claiming under or through Tenant, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, subtenants or vendees in the Premises.”

(bb) Utility Information. Upon written notice from Landlord (“Utility Bill Notice”), Landlord may require Tenant to provide Landlord with copies of bills received by Tenant with respect to a period of up to twelve (12) months prior to the date of the Utility Bill Notice from electricity, natural gas or similar utility providers (collectively, “Utility Providers”) relating to utility usage at the Premises (collectively, “Utility Bills”). Tenant shall provide such Utility Bills to Landlord within ten (10) days after Landlord’s delivery of a Utility Bill Notice to Tenant. In addition, Tenant hereby authorizes Landlord to obtain copies of the Utility Bills directly from the Utility Providers, and Tenant hereby authorizes each Utility Provider to provide Utility Bills and related utility usage information for the Premises directly to Landlord. From time to time within fifteen (15) business days after Landlord’s written request, Tenant shall execute and deliver to Landlord further assurances requested by Landlord authorizing Utility Providers to provide to Landlord Utility Bills and other information relating to utility usage at the Premises. Tenant acknowledges that any utility information for the Premises and the Project may be shared with third parties, including Landlord’s consultants and governmental authorities and agencies. In addition to the foregoing, Tenant shall comply with all applicable Laws related to the disclosure, reporting and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

(cc) Limitation on Tenant’s Liability. Except with respect to Tenant’s liability for damages under Article 5 (Holdover) and Article 28 (Hazardous Material), in no event shall Tenant be liable to Landlord for consequential or incidental damages or for lost profits whatsoever in connection with this Lease for liability Tenant may have.

ARTICLE 31
EARLY TERMINATION OPTION

The Tenant named in this Lease (the “Original Tenant”) and, to the extent this Lease is assigned to a Flagship Pioneering Portfolio Company pursuant to Section 15(f) above, such Flagship Pioneering Portfolio Company may at its option (the “Early Termination Option”), by written notice (“Tenant’s Early Termination Notice”) given by Tenant to Landlord as hereinafter set forth, have a one-time election to cancel and terminate this Lease with respect to the entire Premises prior to the scheduled expiration of the Term effective as of the end of the day on September 30, 2024 (the “Early Termination Date”), provided that (i) there is no Event of Default in existence and continuing as of the date of delivery of the Tenant’s Early Termination Notice or as of the Early Termination Date, (ii) such Early Termination Notice shall be given not less than nine (9) months prior to the Early Termination Date, and (iii) Tenant shall certify to Landlord in the Early Termination Notice that a Flagship Pioneering Portfolio Company has, following the Commencement Date, entered into a new lease (a “Future IQHQ Lease”) with an entity that is a wholly owned subsidiary or affiliate of IQHQ, Inc., a Maryland corporation (an “IQHQ Affiliate”), such Future IQHQ Lease is in full force and effect and the base rent under such Future IQHQ Lease for each year of the term of such Future IQHQ Lease is in excess of $3,558,433.00 per annum. Notwithstanding Tenant’s exercise of the Early Termination Option, Tenant shall pay to Landlord, all annual Basic Rental, Tenant’s Proportionate Share of Direct Costs and Tax Costs, Tank Costs, Tenant’s electricity, and all other Additional Rent due from Tenant (including, but not limited to, all past due amounts thereof) as such amounts and payments become due and payable in accordance with the requisite provisions of this Lease through and including the Early Termination Date (subject to pro-ration for any partial calendar month as set forth below). On the Early Termination Date, Tenant shall quit and vacate the entire Premises and surrender the same to Landlord in the condition required by the applicable provisions of this Lease. In the event that any amounts of Additional Rent required to be paid by Tenant with respect to the portion of the Term ending on the Early Termination Date are not finally determined as of the Early Termination Date, Tenant shall make payment on account of thereof as reasonably estimated by Landlord and Tenant shall make final payment of any remaining amounts due within thirty (30) days after final billing by Landlord (including, without limitation, with respect any final year-end reconciliation provided in Article 3 of this Lease). In the event of any overpayment by Tenant on account of any of such foregoing amounts, Landlord shall promptly refund to Tenant the amount in excess of the amount due from Tenant. The provisions of this Article 31 shall survive the termination of the Lease. Time is of the essence with respect to all of the time periods set forth in this Article 31. The rights contained in this Article 31 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease); provided, however, to the extent this Lease is assigned to a Flagship Pioneering Portfolio Company pursuant to Section 15(f) above, such Flagship Pioneering Portfolio Company shall continue to have the right to exercise the rights provided to Tenant herein.

ARTICLE 32
RESERVED

ARTICLE 33
SIGNAGE/DIRECTORY

Landlord shall, at Landlord’s expense, (i) install a building standard entry sign with Tenant’s name adjacent to its main entrance in a location and with such design as is mutually agreed between Landlord and Tenant, and (ii) provide Tenant with a listing in the main lobby directory for the Pod 1 Building (“Tenant’s Signage”). Excluding the lobby directory signage, which shall be maintained by Landlord as part of Operating Costs, Tenant, at its cost and expense, shall maintain all such signage in good condition and repair throughout the Term, including, without limitation, replacing any such signage as reasonably necessary throughout the Term. Except as provided in the foregoing, Tenant shall not place or permit to be placed any lights, decorations, banners, signs, window or door lettering, advertising media, or any other item that can be viewed from the exterior of the Premises without obtaining Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. Tenant’s Signage shall be subject to Landlord’s approval as to size, design, location, graphics, materials, colors and similar specifications and shall be consistent with the exterior design, materials and appearance of the Project and the Project’s signage program and shall be further subject to all applicable Laws and Tenant’s receipt of all permits and other governmental approvals and any applicable covenants, conditions and restrictions. Upon the expiration of the Term, or other earlier termination of this Lease, Tenant shall be responsible for any and all costs associated with the removal of Tenant’s Signage, including, but not limited to, the cost to repair and restore the Project to its original condition, normal wear and tear excepted.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as a sealed Massachusetts instrument as of the date first above written.

“LANDLORD”	IQHQ-4 CORPORATE, LLC,
a Delaware limited liability company

	By:	/s/ Tracy Murphy
	Print Name:	Tracy Murphy
	Title:	President

“TENANT”	GENERATE BIOMEDICINES, INC.,
a Delaware corporation

	By:	/s/ Mike Nally
	Print Name:	Mike Nally
	Title:	Chief Executive Officer

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made as of the 30th day of December, 2024 (the “Effective Date”) by and between IQHQ-4 CORPORATE, LLC, a Delaware limited liability company (“Landlord”), and GENERATE BIOMEDICINES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A.
Landlord and Tenant are parties to that certain Lease Agreement, dated October 29, 2021 (the “Lease”), pursuant to which Tenant leases certain premises consisting of 74,537 rentable square feet (the “Premises”) in the building located at North Building, Pod 1, Innovation Park, 4 Corporate Drive, Andover, Massachusetts (the “Building”), as more fully set forth in the Lease, for a Lease Term that is currently scheduled to expire on October 31, 2026 (the “Current Expiration Date”).
B.
Landlord and Tenant wish to enter into this First Amendment to (i) amend and extend the Lease Term, and (ii) amend certain other terms and conditions of the Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.
Capitalized Terms. All capitalized terms not defined in this First Amendment shall have the respective meanings ascribed to them in the Lease. In the event of a conflict between the provisions of the Lease and the provisions of this First Amendment, the provisions of this First Amendment shall control, and all other provisions of the Lease shall remain in full force and effect. All references in the Lease to the “Lease” or “this Lease” or “the Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this First Amendment.
2.
Term; Condition of Premises; Landlord’s Work.
(a)
The Term of the Lease is hereby amended and extended for an additional period (the “New Term”) commencing on January 1, 2025 (the “New Term Commencement Date”) and expiring on December 31, 2034 (the “New Expiration Date”), unless sooner terminated as provided in the Lease. The New Term shall be upon all of the same terms and conditions contained in the Lease, except as otherwise amended or modified by the terms of this First Amendment. From and after the Effective Date, all references in the Lease to “Term” or “Term of this Lease” shall mean and refer to the Term of the Lease as amended and extended for the New Term and all references in the Lease to the “Expiration Date” shall be deemed to refer to the New Expiration Date.
(b)
The Premises are being leased by Tenant for the New Term in its AS-IS condition as of the Effective Date, WITHOUT REPRESENTATION OR WARRANTY by Landlord and Tenant understands and agrees that, except as expressly provided in this First Amendment with respect to the performance of Landlord’s Work as set forth in Exhibit A attached hereto and the payment of the TI Allowance (as defined on Exhibit B attached hereto), Landlord shall not be required to perform any work, supply any materials, incur any expense or pay or provide any allowance or contribution in connection with preparing the Premises for Tenant’s continued occupancy for the New Term and the work agreements and any Landlord’s work or allowances or contributions previously provided for in the Lease shall not be applicable to the New Term. Landlord shall construct, at its sole cost and expense, the Landlord’s Work specified in Exhibit A by the estimated completion dates specified in Exhibit A, subject to Force Majeure and Tenant Delays. From and after the Effective Date, Landlord shall have access to the Premises during Normal Business Hours to perform Landlord’s Work. Tenant shall use reasonable efforts to cooperate with Landlord to complete all phases of Landlord’s Work and shall not interfere with the construction of Landlord’s Work. In connection with such access to the Premises and performance of the Landlord’s Work, Landlord shall use reasonable efforts to avoid interference with Tenant’s then construction of any Project (as hereinafter defined) of the TI Work (as defined on Exhibit B attached hereto) that Landlord has been notified by Tenant is ongoing in the Premises. Any acts or omissions of Tenant that interfere with the construction of Landlord’s Work shall be deemed a “Tenant Delay.”

3.
Basic Rental.
(a)
During the remainder of the original Term through the Current Expiration Date, Tenant shall continue to pay the Basical Rental and all Additional Rent with respect to the Premises in accordance with the terms of the Lease and at the same rate and on the same terms as set forth in the Lease.
(b)
Commencing on the New Term Commencement Date and thereafter during the New Term, the monthly installments of Basic Rental for the Premises shall be in accordance with the following schedule:

Period	Annual Basic Rental Rate Per R.S.F.	Annual Basic Rental	Monthly Basic Rental
January 1, 2025 – December 31, 2025*	$51.00*	$3,801,387.00*	$316,782.25*
January 1, 2026 – December 31, 2026	$52.53	$3,915,428.61	$326,285.72
January 1, 2027 – December 31, 2027	$54.11	$4,032,891.47	$336,074.29
January 1, 2028 – December 31, 2028	$55.73	$4,153,878.21	$346,156.52
January 1, 2029 – December 31, 2029	$57.40	$4,278,494.56	$356,541.21
January 1, 2030 – December 31, 2030	$59.12	$4,406,849.40	$367,237.45
January 1, 2031 – December 31, 2031	$60.90	$4,539,054.88	$378,254.57
January 1, 2032 – December 31, 2032	$62.72	$4,675,226.52	$389,602.21
January 1, 2033 – December 31, 2033	$64.61	$4,815,483.32	$401,290.28
January 1, 2034 – December 31, 2034	$66.54	$4,959,947.82	$413,328.98

* Provided there is no monetary or material non-monetary Event of Default by Tenant existing under the Lease as of the New Term Commencement Date or at any time during the Abatement Period (as hereinafter defined), the monthly installments of Basic Rental shall be abated (i.e. $1,900,693.50) (the “Abated Rent”) for the first six (6) months of the New Term (i.e. January through June of 2025). This abatement shall affect Basic Rental only and shall not affect Tenant’s obligation to pay Tenant’s Proportionate Share of Direct Costs, Tank Costs, electricity charges, and all other Additional Rent or any other charges payable by Tenant under the Lease during the Abatement Period. If at any time during the Abatement Period there occurs any uncured monetary or material non-monetary Event of Default of Tenant under the Lease, Tenant’s right to abate the Basic Rental under this Section 3 for the Abatement Period shall immediately terminate and be of no further force and effect and Tenant shall immediately repay all of the Abated Rent amount to Landlord.

4.
Additional Rent. During the Lease Term (as extended for the New Term), Tenant shall continue to pay all Additional Rent due under the Lease, including, without limitation, Tenant’s Proportionate Share of Direct Costs (which includes Tax Costs), and Tank Costs, electricity charges and all other utilities payable under Article 11 of the Lease, and all other Additional Rent and charges due under the Lease at the times and in the manner set forth in the Lease.
5.
Shuttle Service. Landlord and Tenant acknowledge and agree that the Shuttle Service has not been instituted. Landlord and Tenant shall mutually agree on a date when the Shuttle Service shall be instituted by Landlord for use by Tenant, after which date Landlord’s obligations pursuant to Section 11(a)(ix) shall begin and shall continue during the Term of the Lease (as extended for the New Term).

6.
Direct Costs. Landlord and Tenant agree that, for purposes of Section 3(d)(iii) of the original Lease, if and to the extent that Landlord or any Landlord affiliates permit the tenants or occupants of the building located at 1 Corporate Drive (the “1 Corporate Drive Building”) to use the amenity spaces in the Building or any other services (such as Shuttle Service) being supplied by Landlord to both the Building and the 1 Corporate Drive Building, once the 1 Corporate Drive Building is initially occupied, then any Operating Costs associated with the amenity spaces in the Building or other services will be equitably allocated by Landlord between the cost pool for the Building and the cost pool for the 1 Corporate Drive Building.
7.
Inapplicable Provisions; Amendments to the Lease. The following sections of the Lease are not applicable to the New Term: Article 31 (Early Termination Option) and Exhibit D to the Lease.
8.
Letter of Credit. Landlord and Tenant acknowledge that Landlord is currently holding a Letter of Credit pursuant to Article 4 of the Lease, in the amount of Eight Hundred Thirty-Eight Thousand Five Hundred Forty-One and 25/100 Dollars ($838,541.25) issued by Goldman Sachs Bank USA (the “Existing Letter of Credit”). As a material inducement to Landlord to enter into this First Amendment, on or before January 31, 2025, Tenant shall amend the Existing Letter of Credit (the “LOC Amendment”) to (i) increase the Existing Letter of Credit to Nine Hundred Fifty Thousand Three Hundred Forty-Six and 75/100 Dollars ($950,346.75) (the “New LOC Amount”), and (ii) extend the final expiration date of the Existing Letter of Credit to February 28, 2035 (the “New LOC Expiration Date”).
9.
Early Termination Option.
(a)
Provided that, as of both the time of exercise and as of the Early Termination Date (as hereinafter defined), (i) the Lease is in full force and effect, (ii) no Event of Default shall have occurred and be continuing, and (iii) the original Tenant named herein shall not have assigned the Lease or sublet any portion of the Premises (which any of the forgoing conditions may be waived in writing by Landlord at any time, in Landlord’s sole discretion), Tenant shall have the one-time right (the “Early Termination Option”) to terminate the Lease as to the entire Premises effective as of date specified by Tenant and falling on or after December 31, 2031. The Early Termination Option shall be exercisable only by Tenant both (1) delivering written notice (the “Early Termination Notice”) to Landlord no later than twelve (12) months prior to the Early Termination Date, time being of the essence, and (2) paying to Landlord, within thirty (30) days after the delivery of the Early Termination Notice, an amount equal to the sum of (the “Termination Payment”) (y) the Unamortized Portion, as hereinafter defined, of Landlord’s FA Transaction Costs, as hereinafter defined; and (z) Nine Hundred Fifty Thousand Three Hundred Forty-Six and 75/100 Dollars ($950,346.75). Tenant’s Early Termination Notice shall specify Tenant’s selected early termination date under this Section 9 (the “Early Termination Date”), which Early Termination Date shall not occur prior to December 31, 2031. For purposes of calculating the Termination Payment, the “Unamortized Portion” shall be defined as the amount of principal which would remain unpaid as of the Early Termination Date with respect to an interest free loan in an original principal amount equal to Landlord’s FA Transaction Costs and which is repaid in equal monthly payments of principal amortized on a straight-line basis over the period commencing as of April 1, 2025 and expiring on the New Expiration Date; and “Landlord’s FA Transaction Costs” shall be an amount equal to the sum of (A) the actual amount of the TI Allowance paid or credited by Landlord, and (B) all reasonable, third‑party, legal fees incurred by Landlord in connection with this First Amendment. Landlord shall, within five (5) days after written request of Tenant provide to Tenant verification of such costs and the amount of the Unamortized Portion.
(b)
Tenant’s obligation to pay the Termination Payment is in addition to and not in lieu of Tenant’s obligation to pay all Basic Rental and Additional Rent due under the Lease through (and including) the Early Termination Date. In the event Tenant has timely exercised the Early Termination Option and paid the Termination Payment and the conditions set forth in this Section 9 are satisfied (or otherwise so waived by Landlord), then, as of the Early Termination Date (i) the Lease shall terminate (and no instrument of amendment need be executed to effect the same) as if the Early Termination Date was the New Expiration Date, (ii) Tenant shall have no further leasehold or other right, title or interest in the Premises, pursuant to the Lease or otherwise, and (iii) all obligations of the parties with respect to the Premises shall cease and terminate in the same manner as upon expiration of the Lease Term; provided, however, that Tenant shall remain liable hereunder for (x) all obligations and liabilities that accrue under the Lease prior to the Early Termination Date, including, without limitation, Tenant’s obligation to pay Basical Rental, Tenant’s Proportionate Share of Direct Costs, Tank Costs, electricity charges and all other Additional Rent, and (y) all obligations and liabilities which expressly survive the expiration or earlier termination of the Lease. On or before the Early Termination Date, Tenant shall quit, vacate and yield-up the Premises in the condition required under the Lease. Tenant hereby acknowledges that Tenant’s failure to so vacate and surrender possession of the Premises (or any portion thereof) on or before the Early Termination Date shall be deemed a hold over by Tenant in the Premises, subject to the provisions of Article 5 of the Lease.
10.
Brokerage Indemnity. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent, or finder in connection with this First Amendment and the transaction contemplated hereby, other than Landlord’s broker, Colliers (the “Landlord’s Broker”). Each party covenants and agrees to defend, with counsel approved by the other party, indemnify and save the other party harmless from and against any and all claims for commission, fee or other compensation by any person who claims to have dealt with the indemnitor in connection with the Lease for any and all costs incurred by the indemnitee in connection with such claims, including, without limitation, attorneys’ fees and disbursements. This provision shall survive the expiration or earlier termination of the Lease. Landlord shall be responsible for any commission due to Landlord’s Broker pursuant to a separate written agreement between Landlord and Landlord’s Broker.
11.
Ratification. Except as expressly modified by this First Amendment, the Lease shall remain in full force and effect, and as further modified by this First Amendment, is expressly ratified, and confirmed by the parties hereto. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.
12.
Governing Law; Interpretation and Partial Invalidity. This First Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this First Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this First Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this First Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and are not to be considered in construing this First Amendment. This First Amendment contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this First Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.
13.
Binding Agreement. This document shall become effective and binding only upon the execution and delivery of this First Amendment by both Landlord and Tenant.
14.
Counterparts and Authority. Landlord and Tenant each warrant to the other that the person or persons executing this First Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this First Amendment. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. Signature pages may be detached from the counterparts and attached to a single copy of this First Amendment to physically form one document. Facsimile, documents executed, scanned, and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this First Amendment, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. Pages may be executed and transmitted by facsimile or electronically and each of will be deemed an original. Landlord and

Tenant agree that this First Amendment may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (“E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (“UETA”) and any applicable state law. Any document accepted, executed, or agreed to in conformity with such laws will be binding on both Landlord and Tenant as if it were physically executed and delivered, and Tenant hereby consents to the use of any third-party electronic signature capture service providers as may be chosen by Landlord.

[Remainder of page intentionally left blank; Signatures on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the Effective Date.

LANDLORD:

IQHQ-4 CORPORATE, LLC, a Delaware limited liability company

By:	/s/ Tracy Murphy
Name:	Tracy Murphy
Its:	Co-CEO

TENANT:

GENERATE BIOMEDICINES, INC., a Delaware corporation

By:	/s/ Sean Martin
Name:	Sean Martin
Its:	Chief Legal Officer